Exhibit 2.1

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SANGAMO BIOSCIENCES, INC.

CG ACQUISITION SUB, INC. and

CEREGENE, INC.

and

HAMILTON BIOVENTURE SERVICES, INC., as Stockholders’ Representative

Dated as of August 23, 2013

ARTICLE I THE MERGER	1

1.1 The Merger	1

1.2 Closing; Effective Time	1

1.3 Effects of the Merger	2

1.4 Further Assurances	2

1.5 Tax Consequences	2

ARTICLE II CONVERSION OF SECURITIES	3

2.1 Effect on Company Capital Stock	3

2.2 Effect on Company Stock Option and Common Stock Equivalents	3

2.3 Exchange of Certificates	4

2.4 Parent Common Stock	5

2.5 Distributions with Respect to Unexchanged Shares of Company Capital Stock	5

2.6 No Further Ownership Rights in Company Capital Stock	6

2.7 Earn-Out Consideration	6

2.8 Lost Certificates	8

2.9 Dissenters’ Rights	8

2.10 Withholding	9

2.11 Exemption from Registration	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

3.1 Organization and Good Standing	10

3.2 Authority and Enforceability	10

3.3 No Subsidiary	11

3.4 Capitalization	11

3.5 No Conflicts; Consents	12

3.6 Financial Statements; No Liabilities	13

3.7 Taxes	13

3.8 Compliance with Law; Permits	14

3.9 Grants	16

3.10 Personal Property	16

3.11 Real Property	16

3.12 Intellectual Property	16

3.13 [Reserved]	19

i

3.14 Absence of Certain Changes or Events	19

3.15 Contracts	20

3.16 Litigation	22

3.17 Employee Benefits	22

3.18 Labor and Employment Matters	23

3.19 Environmental	23

3.20 Insurance	24

3.21 Affiliate Transactions	24

3.22 FDA	24

3.23 Bank Accounts; Powers of Attorney	25

3.24 Brokers	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB	25

4.1 Organization and Good Standing	25

4.2 Authority and Enforceability	25

4.3 No Conflicts; Consents	26

4.4 Public Filing	26

4.5 Financial Statements	27

4.6 Capital Stock	27

4.7 Absence of Litigation	27

4.8 Absence of Certain Changes	27

4.9 Capitalization of Merger Sub	28

ARTICLE V COVENANTS OF THE COMPANY	28

5.1 Conduct of Business	28

5.2 Negative Covenants	28

5.3 Access to Information	29

5.4 Notification of Certain Matters	30

5.5 Solicitation of Required Company Stockholder Vote	30

5.6 Notice to Company Stockholders and Holders of Company Stock Options	30

5.7 Exclusivity	31

5.8 Allocation Certificate	32

5.9 D&O Insurance	32

5.10 2012 Taxes	32

ARTICLE VI COVENANTS OF THE COMPANY AND PARENT	32

6.1 Public Announcements	32

6.2 Further Assurances	32

6.3 Public Filings	32

6.4 Registration Rights	32

6.5 Continuing Indemnification	33

6.6 Tax Matters	33

6.7 Legend Removal	34

6.8 Indemnification	34

6.9 Transaction Carve-Out Bonus Plan	34

ARTICLE VII CONDITIONS TO MERGER	34

7.1 Conditions to Each Party’s Obligation to Effect the Merger	34

7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger	34

7.3 Conditions to Obligation of the Company to Effect the Merger	37

ARTICLE VIII TERMINATION	37

8.1 Termination	37

8.2 Effect of Termination	38

8.3 Remedies	38

ARTICLE IX INDEMNIFICATION	39

9.1 Survival	39

9.2 Indemnification by the Stockholders	39

9.3 Indemnification by Parent	41

9.4 Indemnification Procedure for Third Party Claims	41

9.5 Indemnification Procedures for Non-Third Party Claims	42

9.6 Recoupment and Offset	43

9.7 Limitation on Losses	43

9.8 Exclusive Remedy	43

9.9 Effect of Investigation; Reliance	43

9.10 Tax Treatment of Indemnification Payments	44

9.11 Stockholders’ Representative; Power of Attorney	44

ARTICLE X MISCELLANEOUS	46

10.1 Notices	46

10.2 Amendments and Waivers	48

10.3 Expenses	48

10.4 Assignment and Delegation	48

10.5 Successors and Assigns	48

10.6 Governing Law	49

10.7 Consent to Jurisdiction	49

10.8 Counterparts	49

10.9 Third Party Beneficiaries	49

10.10 Entire Agreement	50

10.11 Captions	50

10.12 Disclosure Schedule	50

10.13 Severability	50

10.14 Specific Performance	50

10.15 Earn-Out Acknowledgement	50

10.16 Interpretation	51

ARTICLE XI DEFINITIONS	51

11.1 Definitions	51

11.2 Other Defined Terms	60

11.3 Interpretation	63

EXHIBITS

EXHIBIT A- TRANSMITTAL LETTER

EXHIBIT B- INDEMNITY ESCROW AGREEMENT

EXHIBIT C- COMPANY STOCKHOLDER AGREEMENT

EXHIBIT D- LEGAL OPINION OF DLA

EXHIBIT E- STOCKHOLDER REPRESENTATION STATEMENT

SCHEDULES

SCHEDULE A- STOCKHOLDERS

SCHEDULE B- DISTRIBUTION WATERFALL

SCHEDULE C- CONSULTANTS

Schedule 5.2(g)

Schedule 5.2(i)

Schedule 5.2(l)

Schedule 5.5

Schedule 7.2(g)

Schedule 7.2(h)

Schedule 7.2(w)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of August 23, 2013, is by and among Sangamo BioSciences, Inc. a Delaware corporation (“Parent”), CG Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Ceregene, Inc., a Delaware corporation (the “Company”), and, Hamilton BioVenture Services, Inc. solely in its capacity as representative of the Company Stockholders (the “Stockholders’ Representative”). Capitalized terms used in this Agreement are defined in Section 11.1, or in the applicable Section of this Agreement to which reference is made in Section 11.1.

RECITALS:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;

WHEREAS, the Board of Directors of the Company has determined to recommend to the stockholders of the Company the adoption of this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation following the Merger. Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations” and the Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”.

1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Market, Spear Street Tower, San Francisco, California 94105 at 11:00 a.m. on a date to be specified by the parties which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.”

Simultaneously with, or as soon as practicable following, the Closing, the Company as the surviving corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 252(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects specified in the DGCL.

(b) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation shall read: “The name of this corporation is Ceregene, Inc.” As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to reflect the name change of Merger Sub), until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, each of the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

1.5 Tax Consequences. The parties acknowledge and agree that the Merger does not qualify, and is not intended to qualify, as a “reorganization” described in Section 368(a) of the Code. The parties shall file all Tax Returns consistently with the foregoing and shall not take any position during the course of any audit or other proceeding that is inconsistent therewith.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Effect on Company Capital Stock.

(a) On the terms and subject to the terms set forth in this Agreement, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (each such stockholder, a “Company Stockholder” or “Stockholder”, and collectively the “Stockholders”):

(i) At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, other than (A) Dissenting Shares as provided in Section 2.8 and (B) Treasury Shares as provided in Section 2.1(a)(ii) shall be converted into the right to receive a portion of the Merger Consideration, each in accordance with the Distribution Waterfall; and

(ii) At the Effective Time, each share of Company Capital Stock held in the Company’s treasury (“Treasury Shares”) immediately prior to the Effective Time shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof.

(b) Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) In the event of any stock split, combination, reclassification, stock dividend or similar capitalization change with respect to Parent Common Stock prior to the Effective Time, or if a record date with respect to any of the foregoing is fixed, appropriate and proportionate adjustments shall be made to the Merger Consideration and the Distribution Waterfall.

2.2 Effect on Company Stock Option and Common Stock Equivalents.

(a) Immediately prior to the Effective Time, any Company Stock Option then outstanding shall terminate and cease to be outstanding in accordance with the Company Stock Option Plan. Following the Effective Time, no Company Stock Options shall be outstanding and any Company Stock Options outstanding immediately before the Effective Time shall be null and void and not be exercisable by any Stockholder, the Company, the Surviving Corporation or the Parent. The holders of the Company Stock Options shall cease to have any further right or entitlement to acquire shares of Company Common Stock.

(b) Immediately prior to the Effective Time, any Company Stock Equivalents then outstanding shall terminate and cease to be outstanding. Following the Effective Time, no Company Stock Equivalents shall be outstanding and any Company Stock Equivalents outstanding immediately before the Effective Time shall be null and void and not be exercisable, convertible or exchangeable by any Stockholder, the Company, the Surviving Corporation or the Parent. The holders of the Company Stock Equivalents shall cease to have any further right or entitlement to acquire shares of Company Capital Stock.

2.3 Exchange of Certificates.

(a) No later than five (5) Business Days prior to the Closing, the Company shall furnish to Parent a computer file containing the names and addresses of the record holders of certificates representing Company Capital Stock.

(b) Parent shall cause the Exchange Agent to mail to each holder of record of Company Capital Stock a letter of transmittal in the form attached as Exhibit A (the “Transmittal Letter”) on the Closing Date. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders, cash in the amount of the Estimated Adjusted Closing Cash and certificates representing the shares of Parent Common Stock, less the Escrow Amount and the Reserve, issuable pursuant to Section 2.1 as of the Effective Time in respect of the Company Capital Stock (other than Dissenting Shares).

(c) Upon surrender to the Exchange Agent of a certificate or certificates representing all of such Company Stockholder’s outstanding shares of Company Capital Stock (collectively, “Certificates”), together with a duly executed Transmittal Letter, each Company Stockholder shall be entitled to receive a right to the Merger Consideration in accordance with the Distribution Waterfall less the Escrow Amount and the Reserve allocable to such Company Stockholder as set forth in the Distribution Waterfall.

(d) At the Closing, the Parent, the Company and the Stockholders’ Representative shall enter into an Indemnity Escrow Agreement in the form attached as Exhibit B (the “Indemnity Escrow Agreement”) with Wells Fargo, National Association (the “Indemnity Escrow Agent”), pursuant to which Parent will deposit an amount equal to $[***] (the “Escrow Amount”). The Escrow Amount (together with all interest accrued thereon) shall be available to the Parent to satisfy payments to be made to the Parent pursuant to the Stockholders’ indemnification obligations pursuant to Article IX. Subject to the terms of the Indemnity Escrow Agreement and any claims made against the Escrow Amount pursuant to Article IX, the Escrow Amount shall be released from the escrow account to the Indemnity Escrow Agent on the first Business Day following the Ending Date (the “Release Date”). The Escrow Amount shall be distributed on the Release Date and on such terms and subject to such conditions as set forth in the Escrow Agreement.

(e) None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any cash or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), the shares of Parent Common Stock issuable, or cash payment determined in accordance with Section 2.2(d), in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interests of any Person previously entitled thereto.

2.4 Parent Common Stock.

(a) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate(s) so surrendered shall be properly endorsed for transfer (or accompanied by an appropriate instrument of transfer) and shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that any such taxes have been paid or are not applicable.

(b) Notwithstanding any other provision of this Article II, no fractional shares of Parent Common Stock will be issued and any holder of shares of Company Capital Stock entitled hereunder to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) but for this Section 2.4(b) will be entitled to receive a cash payment in lieu of such fractional share of Parent Common Stock in an amount equal to such fraction multiplied by the average of the closing prices of Parent Common Stock on the Nasdaq National Market as reported in The Wall Street Journal over the five (5) trading days ending on the trading day immediately prior to the Closing (the “Share Price”).

(c) If a Stockholder shall receive shares of Parent Common Stock, then upon the request of Parent at any time prior to December 31, 2013 in connection with an underwritten public offering of shares of Parent Common Stock, such Stockholder shall enter into a lock-up agreement in a form reasonably requested by the underwriters for such offering; provided, however, that under no circumstances shall a Stockholder be obligated to enter into, or otherwise restricted by such a lock-up agreement, to the extent the lock-up period provided for therein extends past the date which is six (6) months from and after the Effective Time.

2.5 Distributions with Respect to Unexchanged Shares of Company Capital Stock. Notwithstanding any other provisions of this Agreement, no dividends or other distributions on shares of Parent Common Stock shall be paid with respect to any share of Company Capital Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable Laws, following surrender of any such Certificate there shall be paid to the holder of certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. No holder of unsurrendered Certificates shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock which such holder shall have the right to receive pursuant to this Article II.

2.6 No Further Ownership Rights in Company Capital Stock. The payment of the Merger Consideration in respect of each share of Company Capital Stock owned by the Company Stockholders shall be deemed to have been paid in full satisfaction of all rights pertaining to each such share of Company Capital Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

2.7 Earn-Out Consideration. In addition to the consideration provided by Parent pursuant to Section 2.1, subject to Article IX (Indemnification), Parent shall pay to the Exchange Agent for the distribution to the Stockholders in accordance with the Distribution Waterfall, the following contingent earn-out payments (“Contingent Earn-Out Payments”):

(a) In the event that Parent grants a Third Party a license to develop and commercialize, commercialize, or sells or otherwise assigns to a Third Party Parent’s rights with respect to, any of the Earn-Out Products in the Field, then the Parent shall pay to the Exchange Agent for the benefit of the Stockholders [***] of any [***] that Parent receives in consideration for such license, sale or assignment (“Third Party Consideration”); provided, that the payment(s) due to the Exchange Agent for the benefit of the Stockholders may be reduced by Parent at a rate of $[***] per $[***] of expenses of Parent incurred in connection with developing the applicable Earn-Out Product (an “Expense Reduction”), including the direct costs actually incurred by Parent for compensation of personnel allocated to such development activities, materials and supplies consumed by Parent in such development activities and other out-of-pocket expenses, incurred in such development activities, without reimbursement or payment (e.g. by grant) by a Third Party; provided, further, that an Expense Reduction may not reduce any given single payment under this Section 2.7(a) to less than [***] of the amount that would otherwise have been due. In the event that Parent is not able to deduct the entirety of its Expense Reduction from a single payment under this Section 2.7(a) because of the foregoing cap on deductions, then any excess above the foregoing cap may be carried forward and deducted from future payments under this Section 2.7(a). In the event that any Contingent Payment Liabilities become due in connection with any payment under this Section 2.7(a), then the payment to the Exchange Agent for the benefit of the Stockholders shall be reduced by the amount of the Contingent Payment Liabilities that are due, without regard to the foregoing limitations in this Section 2.7(a). For clarity, the Stockholders shall be entitled to receive Contingent Earn-Out Payments in connection with each transaction that Parent undertakes that falls under this Section 2.7(a).

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(b) In the event that Parent commercializes one or more Earn-Out Products itself (including through an Affiliate), then Parent shall make payment to the Exchange Agent for the benefit of the Stockholders on account of Net Sales of such Earn-Out Product(s) in accordance with the following table, subject to Section 2.7(c):

For each Earn-Out Product, Annual (Calendar Year) Net Sales for each of CERE-110 for Alzheimer’s, CERE-120 for Parkinson’s, or CERE-120 for Huntington’s (which are Earn Out Products)	Sales Earn-Out Rate	Minimum Earn-Out Rate
Less than or equal to $[***]	[***]	[***]
Greater than $[***] and less than or equal to $[***]	[***]	[***]
Greater than $[***] and less than or equal to $[***]	[***]	[***]
Greater than $[***]	[***]	[***]

(c) Parent is entitled to deduct from amounts payable by Parent under Section 2.7(b) an amount equal to [***] of any amounts paid by Parent or its Affiliates pursuant to Stacked Royalty Agreement in respect of the Earn-Out Product which gave rise to the payment obligation under Section 2.7(b); provided, that such deductions may not reduce the effective rate used to calculate any given payment to the Stockholders pursuant to Section 2.7(b) above to less than the Minimum Earn-Out Rate as set forth in Section 2.7(b) above. In the event that Parent is not able to deduct the applicable amount of its payments pursuant to such agreement(s) from a single royalty payment because of the foregoing cap on deductions, then any excess above the foregoing cap may be carried forward and deducted from future royalty payments. In the event that any Contingent Payment Liabilities become due in connection with any payment under this Section 2.7(b), then the payment to the Exchange Agent for the benefit of the Stockholders shall be reduced by the amount of the Contingent Payment Liabilities that are due, without regard to the foregoing limitations in Sections 2.7(b) and (c).

(d) No later than forty-five (45) calendar days after any calendar quarter during which Parent received any Third Party Consideration, or, if applicable, in which Parent (or its Affiliates) sold an Earn-Out Product, Parent shall pay the Contingent Earn-Out Payment to Exchange Agent for payment to the Stockholders and provide Stockholders’ Representative with a detailed statement of the calculation of such Contingent Earn-Out Payment, including all deductions under Section 2.7(a) based on the amount invested in developing an Earn-Out Product, all deductions under Section 2.7(b) applicable to the determination of Net Sales, and all deductions under Section 2.7(c) pursuant to a Stacked Royalty Agreement.

(e) Parent shall keep (and cause to be kept) and maintain complete and accurate records of (a) Third Party Consideration and (b) Net Sales of Earn-Out Products by Parent (and its Affiliates), in each of (a) and (b), in accordance with generally accepted

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

accounting procedures. Such records of Parent (and its Affiliates) shall be accessible to independent certified public accountants selected by the Stockholders’ Representative and reasonably acceptable to Parent by audits conducted not more than once a year, at reasonable times during business hours, for the purpose of verifying Third Party Consideration and Net Sales and any payments due thereon. Such accountants shall disclose to the Stockholders’ Representative only information relating to the accuracy of the records kept and the payments made, and shall be under a duty to keep confidential any other information obtained from such records. The determination by an independent, certified public accountant as to the amount due and payable by Parent hereunder shall be conclusive and binding upon both parties. In the event that any such audit reveals an overpayment by Parent, Parent shall be entitled to credit such amount as a future payment due; and in the event that any such audit reveals an underpayment by Parent, Parent shall promptly pay to the Exchange Agent any additional amounts due for payment to the Stockholders. The cost of such audit shall be borne by the Stockholders’ Representative, unless and to the extent that underpayment is greater than [***] at which point Parent shall pay for the cost of such audit. For clarity, the aforementioned audit rights include the right to audit records substantiating any deductions taken by Parent in connection with its investment in developing CERE-110 and/or CERE-120, as applicable.

(f) The parties hereto understand and agree that (i) the contingent rights to receive any Contingent Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws, including but not limited to those relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent or the Surviving Corporation, (ii) Stockholders shall not have any rights as a stockholder of Parent or the Surviving Corporation as a result of the contingent right to receive any Contingent Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Contingent Earn-Out Payment, unless payment is not delivered to the Stockholders’ Representative as described in Section 2.7(b) above, in which case interest shall accrue at the rate of [***] per annum, compounded annually.

2.8 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the disbursement of the Merger Consideration in respect of shares of Company Capital Stock represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to make an affidavit of that fact containing such indemnification provisions as Parent may reasonably deem appropriate, including the posting of a standard bond required by Parent’s transfer agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

2.9 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock held by any Company Stockholder who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal rights with respect to such shares of Company Capital Stock in the manner provided in Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code (“Dissenting Shares”) shall not represent the right to receive the

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Merger Consideration. If any Company Stockholder shall fail to perfect or shall effectively withdraw or lose such Stockholder’s right to appraisal and payment under the DGCL or California Corporations Code, as the case may be, each share of Company Capital Stock held by such Company Stockholder shall thereupon, in accordance with and subject to the provisions set forth in this Article II, represent the right to receive the Merger Consideration.

(a) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other communications received by the Company in connection with any demands for appraisal. The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any such demands. Parent shall have the right, subject to acting reasonably and in good faith, to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands subject to the approval of the Stockholders’ Representative, such approval not to be unreasonably withheld. To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover under Article IX hereof (i) the aggregate amount by which such payment exceeds the Merger Consideration to which the holders of such Dissenting Shares were entitled and (ii) any other costs and expenses, including attorney fees and expenses, incurred in connection with investigating, defending and settling such demands for appraisal (the amounts in clauses (i) and (ii) collectively, “Dissenting Share Payments”).

2.10 Withholding. Parent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of shares of Company Capital Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Capital Stock or Dissenting Shares in respect of which such deduction and withholding was made by Parent.

2.11 Exemption from Registration. The shares of Parent Common Stock to be issued in connection with the Merger shall be issued in a transaction exempt from registration under the Securities Act, by reason of Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom. The certificates issued by Parent with respect to the shares of Parent Common Stock issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws and Blue Sky laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent that each statement contained in this Article III is true and correct as of the date hereof, except where another date is used or except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III (the “Company Disclosure Schedule”).

3.1 Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or assets or the nature of its activities require such licensing or qualification. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. The Company is not in default under or in violation of any provision of its Organizational Documents. The minutes and consents of the board of directors and stockholders of the Company that have been made available to Parent are true, correct and complete copies and constitute copies of all such minutes and consents of the Company since the inception thereof.

3.2 Authority and Enforceability.

(a) The Company has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, each of the Ancillary Agreements to which it is a party and the Certificate of Amendment and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no other action is necessary on the part of the Company to authorize this Agreement, any Ancillary Agreement to which it is a party or the Certificate of Amendment or to consummate the transactions contemplated hereby and thereby, subject to the receipt of the Required Company Stockholder Vote. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the Parent, this Agreement and each of the Ancillary Agreements constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b) The board of directors of the Company has determined by unanimous approval of all directors that (i) the Merger is fair, from a financial point of view, to the Stockholders and is in the best interests of the Company, and (ii) to unanimously recommend that the Stockholders vote in favor of the Merger, this Agreement and the Certificate of Amendment.

(c) The Merger and this Agreement require the affirmative vote of (i) a majority of Common Stock and Preferred Stock voting together as a single class, (ii) sixty percent (60%) of the Preferred Stock, voting together as a single class on an as-converted basis and (iii) a majority of the Common Stock (the “Required Merger Vote”). No other vote of any holders of common stock, options, warrants, bonds, debentures, notes, other indebtedness or other securities of the Company is required under Law, the Company’s Organizational Documents or otherwise in order to consummate the Merger.

(d) The Certificate of Amendment requires the affirmative vote of of (i) a majority of Common Stock and Preferred Stock voting together as a single class, and (ii) sixty percent (60%) of the Preferred Stock, voting together as a single class on an as-converted basis (the “Required Certificate of Amendment Vote”, and together with the Required Merger Vote, the “Required Company Stockholder Vote”). No further vote, approval or consent of the holders of any class or series of Company Capital Stock is necessary to approve and file with the Secretary of State of the State of Delaware the Certificate of Amendment.

3.3 No Subsidiary. The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Company does not otherwise control directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 290,000,000 shares of Company common stock (the “Company Common Stock”), of which 2,136,966 shares are issued and outstanding as of the date hereof, and (ii) 235,670,994 shares of Preferred Stock (the “Company Preferred Stock”), (1) 6,375,540 of which are designated Series A Preferred Stock, 6,375,540 of which are issued and outstanding as of the date hereof, (2) 78,258,183 of which are designated Series B Preferred Stock, 78,064,431 of which are issued and outstanding as of the date hereof, (3) 51,845,019 of which are designated Series C Preferred Stock, 51,845,019 of which are issued and outstanding as of the date hereof, (4) 32,742,719 of which are designated Series D-1 Preferred Stock, 32,742,719 of which are issued and outstanding as of the date hereof and (5) 66,449,533 of which are designated Series D-2 Preferred Stock, 43,644,515 of which are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Common Stock and Company Preferred Stock (collectively, the “Company Capital Stock”) have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws.

(b) All outstanding shares of Company Capital Stock (the “Shares”) are held by the Stockholders in the amounts set forth on Schedule A hereto, which is a true, correct and complete list of all holders of Shares. Such Stockholders own of record and to the Knowledge of the Company, beneficially all the outstanding Shares, each of them so owning the number of Shares set forth opposite such Stockholder’s name on Schedule A, to the Knowledge of the Company free and clear of all Liens or any other restriction (excluding general restrictions imposed by federal and state securities laws and marital property laws) on the right to vote, sell or otherwise dispose of such Shares. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Shares and all rights to acquire or receive any Shares.

(c) The Company has duly reserved 23,917,598 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plan, of which Company Stock Options to purchase 19,529,561 shares of Company Common Stock are outstanding as of the date hereof. The Company has provided to Parent a report dated as of the date hereof that sets forth with respect to each Company Stock Option that is outstanding as of such date: (i) the name of the holder of such Company Stock Option; (ii) the date on which such Company Stock Option was granted; (iii) the term of such Company Stock Option; (iv) the total number of shares of Company Common Stock that were originally subject to such Company Stock Option; and (v) the exercise price per share of Company Common Stock purchasable under such Company Stock Option. The Company has delivered or made available to Parent accurate and complete copies of (A) its standard form of option agreement, (B) any option agreement which deviates in any material respect from the standard form of option agreement and (C) the Company Stock Option Plan. Other than as set forth in this Section 3.4(c), there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) None of the Company Capital Stock or Company Stock Options were issued or, to the Knowledge of the Company, have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. The Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and there are no such agreements to which the Company is not a party.

(e) There are no agreements or other commitments which relate to the registration, sale or transfer of any securities of the Company (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights). There are no voting trusts, proxies, or other agreements or understandings with any equity securities of the Company.

3.5 No Conflicts; Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party does not, the performance by the Company of any of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of the Company, (ii) violate, breach, or conflict with in any material respect, or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any material rights, or require a consent or the delivery of notice, under any Company Contract, Law or Permit applicable to the Company or to which the Company is a party or a beneficiary or otherwise subject, or in respect of any Company Intellectual Property, or (iii) result in the creation of any Liens upon any asset owned or used by the Company.

(b) No Permit or Order of, with, or to any Person is required by the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

3.6 Financial Statements; No Liabilities.

(a) Complete and accurate copies of the (i) audited consolidated financial statements consisting of the consolidated balance sheet, income and retained earnings, stockholders’ equity, and cash flow for the year ended December 31, 2011 (the “Audited Financial Statements”), (ii) the unaudited consolidated financial statements consisting of the consolidated balance sheet, income and retained earnings, stockholders’ equity, and cash flow for year ended December 31, 2012, and (iii) the unaudited consolidated financial statements consisting of the consolidated balance sheet, income and retained earnings, stockholders’ equity, and cash flow for six-month period ended June 30, 2013 (the financial statement set forth in subparts (ii) and (iii) are collectively referred to as the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are set forth in Section 3.6(a) of the Company Disclosure Schedule. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material in amount) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements were prepared from the Books and Records (which are complete and accurate) of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. No financial statements of any Person other than the Company are (A) required by GAAP to be included in the Financial Statements or (B) included in the Financial Statements.

(b) The Company has no Liabilities except (i) those which are adequately reflected or reserved against in the Audited Financial Statements and (ii) those which have been incurred in the ordinary course of business consistent with past practice since June 30, 2013 and which are not, individually or in the aggregate, material in amount. There are no Liens on any capital stock (or other equity interests), assets or properties of the Company. The Company has no liabilities that would be considered “off-balance-sheet” for GAAP purposes, including operating leases or guarantees of debt.

(c) The Company is not currently subject to and is not aware of any existing claims that would require the Company to incur costs under its various indemnification agreements.

3.7 Taxes.

(a) All Tax Returns required to have been filed by or with respect to the Company have been duly and timely filed, and each such Tax Return correctly and completely reflects Liabilities for Taxes and all other information required to be reported thereon. All Taxes owed by the Company have been timely paid. The Company has adequately provided for, in their books of account and related records, Liabilities for all unpaid Taxes (that are current Taxes not yet due and payable).

(b) There is no action or audit currently proposed or pending, or to the Knowledge of the Company, threatened against the Company. The Company is not the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that any the Company, must file Tax Returns in such jurisdiction. There are no Liens on any of the stock, assets or properties of the Company with respect to Taxes (other than for Taxes not yet due or payable).

(c) The Company has withheld and timely paid all Taxes required to have been withheld or paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d) There is no dispute or claim concerning any Liabilities for Taxes with respect to the Company, for which written notice has been provided, or which is asserted or threatened, or which is otherwise known to the Company. Section 3.7(d) of the Company Disclosure Schedule (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 2010, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to the Parent correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company. The Company has not waived any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency which such waiver or extension is currently in effect.

(e) The Company is not nor has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not participated in nor cooperated with an international boycott as defined in Section 999 of the Code.

(f) The Company is not a party to, a beneficiary of or subject to, any Tax allocation or sharing agreement. The Company does not have any Liabilities for the Taxes of any Person. The Company is not a party to, a beneficiary of or is subject to, any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(g) The Company has not taken any position on a Tax Return that could result in an “underpayment” of tax within the meaning of Code Section 6662 (or any comparable provision of state or local law). The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) The Company has not requested or received (or is subject to) any ruling from any Taxing Authority, nor has the Company entered into (or is subject to) any agreement with a Taxing Authority.

3.8 Compliance with Law; Permits.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth each Order entered, issued or rendered by any Governmental Entity to which the Company, its business or its properties or assets is subject.

(b) The Company has conducted, and is conducting, its business in compliance in all material respects with all applicable Laws.

(c) The Company has obtained, owns, holds or lawfully uses all material Permits. Each such Permit is valid and in full force and effect and is listed on Section 3.8(c) of the Company Disclosure Schedule.

(d) The Company has not received notice regarding any (x) violation of, conflict with, or failure to conduct its business in compliance with, any applicable Law or Permit or (y) any termination, revocation, cancellation, suspension or other impairment or modification of, any Permit. The Company is not in default (or received notice of any claim of default) with respect to any Permit.

(e) To the Knowledge of the Company, the Company has adhered to all requirements necessary to retain title to all subject inventions conceived of or first reduced to practice by Company under Government Contracts, Government Grants, sub grants under Government Grants, and procurement contracts under either Government Grants or sub grants under Government Grants and avoid the exercise of March-In Rights by a Governmental Entity, in each case where the relevant Governmental Entity is the United States federal government, or an agency or department thereof. The Company has not received written notice from a Governmental Entity asserting that the Company has acted or failed to act in a manner that would entitle a Governmental Entity to revoke a Patent license, result in the exercise of March-In Rights by a Governmental Entity or require the Company to assign title in such a subject invention to the Governmental Entity.

(f) To the Knowledge of the Company, all preclinical and clinical investigations sponsored by the Company and intended to be submitted to support regulatory approval are being conducted and have been conducted, in each case, in material compliance with applicable Laws, including, as applicable, current good laboratory practices, current good manufacturing practices and/or current good clinical practices requirements and Privacy Laws. The Company has not received any written notices or other written correspondence or, to the Knowledge of the Company, oral correspondence or oral notices from any Governmental Entity, Institutional Review Board, Independent Ethics Committee, Data Safety Monitoring Committee, or other oversight body with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination or suspension or material modification of such studies or tests and, to the Knowledge of the Company, there are no facts that would reasonably give rise to such an action.

(i) The Company has notified all Subcontractors of their duties and responsibilities under the applicable Government Contracts, and has incorporated all provisions required by the applicable Government Contracts to be flowed down to any subcontracts, (ii) to the Knowledge of the Company, all Subcontractors have complied in all material respects with the requirements in the applicable Government Contracts and Government Bids pertaining to submission of information in the System for Acquisition Management, the Federal Awardee Performance and Integrity Information System, the Central Contractor Registration, the Online Representations and Certifications Application, and any other government repository for procurement contractor information and all such submissions are accurate and complete in all material respects, (iii) to the Knowledge of the Company, no Subcontractor has been excluded from participation in federal contracts or awards, and (iv) to the Knowledge of the Company, no Subcontractor has breached or violated in any material respect, or has been in default in any material respect under, the terms of any Government Contract, Government Bid, or any applicable Law pertaining to any Government Contract or Government Bid.

3.9 Grants. The Company is, and has been, in compliance in all material respects with the terms and conditions of all grants, subsidies, incentives, exemptions or other financial assistance (collectively “Grants”) and all cost reports submitted for the Grants were current, accurate and complete as of their respective submission dates. To the Knowledge of the Company, it has not taken any action or made any omission (including execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement) that would reasonably be expected to lead to the revocation or material modification of any Grant.

3.10 Personal Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all personal properties and assets, in each case with a fair market value in excess of $[***], that are owned, leased or used by the Company as of the date hereof, specifying whether and by whom such properties and assets are owned or leased and the location of such properties and assets. The Company has good and marketable title to such properties and assets free and clear of all Liens. With respect to personal properties and assets that are leased by the Company, the Company has a valid leasehold interest in such properties and assets free and clear of all Liens.

(b) The personal properties and assets that are owned, leased or used by the Company (i) are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects, are usable in the ordinary course of the business and are suitable for the purposes for which they are currently being used or are proposed to be used and (ii) constitute all the personal properties and assets necessary for the conduct of its business as presently conducted. Upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the Company will be entitled to continue to use all the properties and assets which are currently employed by it in the conduct of its business.

3.11 Real Property. The Company does not own, and has never owned, in fee any real property or any interests in real property. The Company does not lease any real property or interests in real property.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property (including the owner; inventor (if applicable); application, registration, Patent or other identifying number under which such right is identified; application or registration/issue date; and jurisdiction). The Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property, free and clear of all Liens.

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

(b) With respect to any of the Registered Intellectual Property owned by the Company, the Company: (i) has timely satisfied all deadlines for prosecuting any applications or maintaining any registrations or Patents (including timely payment of any maintenance, renewal or related fees) with the relevant Governmental Entity; and (ii) has taken all other actions with any Governmental Entity required to maintain its validity and effectiveness. The Company is listed as the record title owner in the records of the relevant Governmental Entity for such Intellectual Property. To the Knowledge of the Company, all Registered Intellectual Property is valid, enforceable and subsisting. To the Knowledge of the Company, the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered Intellectual Property.

(c) Section 3.12(c) of the Company Disclosure Schedule identifies all Licensed Intellectual Property and the relevant license (except for “shrink-wrap” and similar commercially available end-user licenses, each of which has incurred license fees of less than $5,000). The Company is in compliance with all material obligations under the licenses for Licensed Intellectual Property.

(d) Section 3.12(d) of the Company Disclosure Schedule: (i) lists all licenses, sublicenses, and other agreements pursuant to which the Company authorizes a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Company Intellectual Property (including on such list, whether such license is exclusive or non-exclusive); and (ii) identifies any material alterations to standard customer or client agreements of the Company and circumstances surrounding such alteration.

(e) To the Knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the operation of the Company’s businesses as they are currently conducted and as currently proposed by the Company to be conducted. The Company Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use (as applicable) by the Parent on identical terms and conditions immediately after Closing.

(f) To the Knowledge of the Company, no aspect of the Owned Intellectual Property or the operation of the Company’s business as currently conducted or as currently proposed by the Company to be conducted infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person.

(g) To the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property. No Action has been instituted relating to any Owned Intellectual Property, or, to the Knowledge of the Company, threatened relating to any Company Intellectual Property and none of the Owned Intellectual Property is subject to any outstanding Order.

(h) To the Knowledge of the Company, none of the Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to, the Company, is subject to any outstanding Order.

(i) The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

(j) To the Knowledge of the Company, none of the Owned Intellectual Property has been or is now involved in any interference, reissue, reexamination, cancellation or opposition proceeding in the United States Patent and Trademark Office or any other Governmental Entity and no such Action has been threatened in writing.

(k) (i) All current and former employees, consultants, and contractors of the Company having conceived or developed Owned Intellectual Property have executed and delivered and, to the Knowledge of the Company, are in compliance with, enforceable written agreements under which they have (A) agreed to maintain the confidentiality of the Know-How of the Company and (B) assigned to the Company all Intellectual Property conceived or developed by such employees, consultants, or contractors within the scope of their services to the Company and, where applicable, acknowledged that works to which they contributed within the scope of their services to the Company were “works made for hire” and (ii) no Affiliate or current or former, director, stockholder, officer, employee, consultant or contractor of the Company will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Company Intellectual Property in the conduct of their business. To the Knowledge of the Company, no current or former employee, consultant, or contractors of the Company or any other person has any right, claim or interest to any of the Owned Intellectual Property. All current and former employees have signed assignment agreements or release agreements with respect to the Owned Intellectual Property. The Company has had a practice of seeking to obtain from its employees, consultants and contractors who have or had access to Company confidential and proprietary information a written agreement reasonably protecting the Company’s confidential and proprietary information.

(l) [Reserved].

(m) To the Knowledge of the Company, the Company has at all times complied with all applicable Laws material to the Company, as well as the Company’s own rules, policies and procedures, relating to privacy, data protection, and the collection, use, storage and disposal of personal information collected, used, or held for use by the Company in the conduct of its business. No Action has been asserted or, to the Knowledge of the Company, threatened against the Company alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by the Company in the conduct of their business.

(n) Section 3.12(n) of the Company Disclosure Schedule lists all agreements that provide for contingent payments relating to the development, commercialization or sale of Earn-Out Products.

3.13 [Reserved].

3.14 Absence of Certain Changes or Events.

(a) Since June 30, 2013, no event, change, condition or state of facts or circumstances exists or has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Without limiting the generality of this Section 3.14, since June 30, 2013, the Company has conducted its business in the ordinary course, consistent with past practice, and the Company has not:

(i) amended or changed its Organizational Documents;

(ii) delayed or postponed the payment of accounts payable or other Liabilities, in each case, outside the ordinary course of business, consistent with past practice, made any change in its accounting principles or practices or the methods by which such principles or practices are applied for financial reporting purposes (except as required by GAAP), changed, or made, any Tax election, changed any Tax accounting method or settled any claim for Taxes or written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or revalued any of their respective assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(iii) (A) except in the ordinary course of business consistent with past practice, cancelled, materially modified, terminated or granted a material waiver or release of any Permit, Company Contract or given any consent or exercised any material right thereunder or (B) entered into any Contract which would be a Company Contract in effect on the date hereof except as disclosed on Section 3.15(a) of the Company Disclosure Schedule;

(iv) suffered any material damage, destruction or Loss with respect to any of its properties or assets, whether or not covered by insurance;

(v) acquired, sold, transferred, conveyed, leased, subleased or otherwise disposed of any businesses or any properties or assets that have a fair market value in excess of $50,000 (whether by merger, consolidation or otherwise), other than acquisitions of supplies and sales of Inventory in the ordinary course of business consistent with past practice;

(vi) (A) incurred, guaranteed or assumed any Indebtedness, or mortgaged, pledged or subjected to any Lien any of its properties or assets, (B) paid any principal of or interest on any Indebtedness before the required date of such payment, cancelled any Indebtedness or waived of any claims or rights with respect to any Indebtedness, or (C) failed to pay any creditor any amount owed to such creditor when due;

(vii) taken any action that would constitute a “mass lay-off,” a “mass termination,” or a “plant closing,” or which would otherwise trigger notice requirements under any applicable Law concerning reductions in force, such as the WARN Act, or any similar federal, state, local or foreign Law in any applicable jurisdiction;

(viii) made any capital expenditure or commitment for any capital expenditure in excess of $20,000; or

(ix) authorized, or entered into any Contract to do, any of the foregoing.

3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Company is a party or a beneficiary or by which the Company or its assets are subject:

(i) Contracts for the purchase or lease of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve aggregate annual payments by the Company in excess of $50,000;

(ii) Contracts (A) for the sale by the Company of materials, supplies, goods, services, equipment or other assets, and that it involves a specified annual minimum dollar sales amount in excess of $10,000, or (B) pursuant to which the Company received payments in excess of $10,000 in the year ended December 31, 2012;

(iii) Contracts requiring the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” or other minimum purchase requirements provisions;

(iv) partnership, joint venture or similar Contracts;

(v) employment, severance, stay, bonus, termination, change in control, consulting or similar Contracts, which have outstanding financial obligations of the Company as of the date hereof;

(vi) Contracts containing covenants not to compete or other covenants restricting or purporting to restrict the right the Company or their Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, or granting any exclusive distribution rights, in any market, field or territory;

(vii) Contracts with any Stockholder or any Affiliate or family member of any Stockholder or the Company;

(viii) notes, debentures, bonds, equipment trusts, letters of credit, loans or other Contracts for or evidencing Indebtedness or the lending of money;

(ix) Contracts (including keepwell agreements) under which (A) any Person has directly or indirectly guaranteed Indebtedness or Liabilities of the Company or (B) the Company has directly or indirectly guaranteed Indebtedness or Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

(x) Contracts under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xi) Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business, or other asset or property of the Company or any predecessor Person (other than Contracts entered into in the ordinary course of business);

(xii) Contracts providing for indemnification of any of the Company’s current and former officers and directors;

(xiii) Contracts under which there is a continuing obligation to pay any “earn out” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets;

(xiv) powers of attorney or similar instruments;

(xv) Contracts with any Governmental Entity; or

(xvi) Contracts that are otherwise material to the Company or were entered into outside the ordinary course of business and not previously disclosed pursuant to this Section 3.15(a).

The Contracts required to be listed on Section 3.15(a) of the Company Disclosure Schedule together with the Real Property Leases, Intellectual Property Contracts and Policies, are collectively referred to herein as the “Company Contracts”. The Company has made available complete and accurate copies of each Company Contract (including all amendments, modifications, extensions and renewals thereof and related notices and agreements thereto) to the Parent.

(b) (i) each Company Contract is in full force and effect and valid and enforceable in accordance with its terms, (ii) the Company has complied with and is in compliance with, and to the Knowledge of the Company, all other parties thereto have complied with and are in compliance with, the provisions of each Company Contract, (iii) to the Knowledge of the Company, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company Contract, and the Company has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured, and (iv) other than the transactions contemplated by this Agreement, to the Knowledge of the Company, no event has occurred which with or without the giving of notice or lapse of time, or both, could violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination, or cancellation), impose additional obligations or result in a loss of any rights, or require a consent or the delivery of notice, under any Company Contract.

3.16 Litigation. There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), (i) pending or, to the Knowledge of the Company, threatened against or affecting the Company, its business or its properties or assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. To the Knowledge of the Company, no event has occurred or circumstances exist that does or could result in or serve as a basis for any such Action. There is no unsatisfied judgment, penalty or award against the Company or affecting its assets or properties.

3.17 Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of each (x) “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by the Company or to which the Company contributes or for which the Company has or may have any liability, contingent or otherwise, and (y) any other benefit arrangement, obligation or practice to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents or independent contractors, that is maintained or sponsored by the Company or to which the Company contributes or for which the Company has otherwise has or may have any liability, contingent or otherwise, including, without limitation, bonus, nonqualified deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, disability, workers’ compensation, death benefit, hospitalization, medical, fringe benefit, excess benefit, executive compensation, stock appreciation, restricted stock, indemnification, collective bargaining agreement, vacation pay, sick leave, severance policies or arrangements, or tuition reimbursement (each a “Benefit Plan”, and collectively, “Benefit Plans”).

(b) The Company has delivered or made available complete and accurate copies of the following documents (in each case, as applicable) to the Parent with respect to each Benefit Plan (i) the current plan document and any amendments thereto, (ii) the trust agreement (and all amendments thereto and the latest financial statements thereof), (iii) a written description of any Benefit Plan that is not set forth in a written document, (iv) the most recent summary plan description together with any summary or summaries of material modifications thereto, (v) the most recent determination, advisory and/or opinion letter, as applicable, from the IRS covering such Benefit Plan, (vi) the annual reports (Form 5500 Series and all schedules and financial statements attached thereto) covering such Benefit Plan for each of the last three (3) years and (vii) all Contracts relating to such Benefit Plan, including service provider agreements, insurance contracts, investment management agreements, and recordkeeping agreements.

(c) Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, (i) each Benefit Plan has been operated and administered, and as of the date hereof is being operated and administered, in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Health Insurance Portability and

Accountability Act (“HIPAA”), and the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and in each case the regulations thereunder, (ii) to the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, and (iii) for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof. To the knowledge of the Company, no Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other governmental authority, and no matters are pending with respect to any Benefit Plan under any IRS program. All material reports, returns and similar documents required to be filed with any governmental authority or distributed to any Benefit Plan participant have been timely filed or distributed.

(d) The consummation of the Merger will not (alone or in conjunction with any other event) result in a payment or series of payments by any of the Company or any Affiliates to any person of an “excess parachute payment” within the meeting of 280G of the Code.

(e) The Company does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to: (i) any excise tax imposed under Section 4999 of the Code; or (ii) any penalty tax or interest under Section 409A of Code. Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1)) of the Code is in documentary compliance with Section 409A of the Code and been operated since January 1, 2005 in good faith compliance with Section 409A of the Code. To the Knowledge of the Company, no stock option has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such stock option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code. To the Knowledge of the Company, no equity grant awarded by the Company has any feature for the deferral of compensation that could render the grant of such award subject to Section 409A of the Code.

3.18 Labor and Employment Matters. The Company has two (2) employees. The Company has complied in all material respects with all Law, Contracts, and other sources of enforceable rights with respect all labor and employment practices, including employee benefits; immigration; non discrimination; collective bargaining; and occupational safety and health; the payment of compensation, minimum wages, hours, and/or overtime; the identification of particular employees and/or job classifications as “exempt” and/or “non-exempt” for purposes of such obligations; compensation for breaks, meal periods, periods before and after work, and other periods at or away from work; and any and all other matters involving compensation or benefits afforded or not afforded to employees, contractors and/or consultants, except where such noncompliance, would not reasonably be expected to have a Material Adverse Effect.

3.19 Environmental. The Company is and has been in compliance with, and has no Liability under, any and all applicable: (i) Environmental Laws; and (ii) any provisions of any Permits required to be held by the Company pursuant to Environmental Laws, except where such noncompliance, would not reasonably be expected to have a Material Adverse Effect

3.20 Insurance. Section 3.20 of the Company Disclosure Schedule sets forth (a) a list of each insurance policy and fidelity bond which covers the Company, its properties and assets or any director, officer or employee of the Company (the “Policies”) and (b) a list of all pending claims and the claims history for the Company during the current year and the preceding three (3) years (including with respect to insurance obtained but not currently maintained). All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. The Company has not received a notice of cancellation or termination of any Policy or of any material changes that are required in the conduct of the Company’s business as a condition to the continuation of coverage under, or renewal of, any such Policy. The Company does not have any self-insurance arrangements.

3.21 Affiliate Transactions. No Affiliate or family member of any of the Stockholders, or Affiliate or family member of any director, current or former partner, stockholder, officer, employee, consultant, or contractor of the Company is a party to, a beneficiary of or is subject to, any Contract with the Company or has any interest in any of the properties or assets of the Company, other than indirect interests in such by virtue of their ownership interests in the Company. There are no inter-company services provided to the Company by any Affiliate of any of the Stockholders or by any family member of any director, current or former partner, member, manager, stockholder, officer, employee, consultant or contractor or direct or indirect stockholder of the Company (other than services provided by any such Persons as directors, officers or employees of the Company).

3.22 FDA.

(a) The Company’s activities in connection with the development of the Earn-Out Products have been conducted in material compliance with all applicable regulatory requirements of the U.S. Food and Drug Administration (“FDA”) including good clinical practices, good manufacturing practices, good laboratory practices and all other applicable laws. To the Knowledge of the Company, there are no material health or safety concerns regarding any Product that have not been appropriately disclosed to the FDA. No governmental or regulatory authority has commenced or, to the Knowledge of the Company, threatened to initiate or otherwise alleged that such action may be justified: (i) any action or proceeding asserting any violations of any federal, state or local laws or regulations governing pharmaceutical products or the payment for such products (including, for example, actions under the Food, Drug and Cosmetic Act and similar laws regulating pharmaceutical products; any health care laws such as those regarding government or private payor reimbursement, pricing or rebate reporting, false claims, and other forms of fraud and abuse; and any consumer protection laws); or (ii) to seek exclusion, whether voluntary or otherwise, of the Company or any employee or agent of the Company from participation in any federally or state-funded health care program. In addition, neither the Company nor any of its affiliates or employees has been debarred and is not subject to debarment pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act, as amended, nor is it the subject of a conviction described in such Section.

(b) The Company has not (i) made an untrue statement of a material fact or fraudulent statement to the FDA, or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA, or any other Governmental Entity or (iii) committed any other act, made any statement or failed to make any statement that (in any such case) establishes a reasonable basis for the FDA to have scientific integrity concerns that would cause it to defer substantive scientific review of any pending or future submission and/or invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any other Governmental Entity to take a comparable action. The Company nor is not the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or by any other Governmental Entity pursuant to a comparable policy and, to the Knowledge of the Company, there are no facts that would reasonably give rise to such an action.

(c) No claims for liability for death or injury to any Person as a result of any defect in any Earn-Out Product, any warranty or recall for any Earn-Out Product, or any statutory liability or any liability assessed with respect to any failure to warn arising out of any Earn-Out Product, including any claims for liability for death or injury to any Person as a result of any clinical trial conducted with respect to any Earn-Out Product have been asserted against the Company or, to the Knowledge of the Company, its licensors in respect of any Earn-Out Product.

3.23 Bank Accounts; Powers of Attorney. Section 3.23 of the Company’s Disclosure Schedule sets forth (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto and (b) each outstanding power of attorney executed by or on behalf of the Company in favor of any other Person.

3.24 Brokers. The Company does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the transactions contemplated by hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that each statement contained in this Article IV is true and correct as of the date hereof, except where another date is used or except as set forth in the written disclosure schedule prepared by Parent which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article IV (the “Parent Disclosure Schedule”).

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted.

4.2 Authority and Enforceability. Each of Parent and Merger Sub has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Parent and Merger Sub and no other action is necessary on the part of the Parent and Merger Sub to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Parent and Merger Sub. Assuming due authorization, execution and delivery by the Stockholders and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes, the valid and binding obligation of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.3 No Conflicts; Consents.

(a) The execution and delivery by the Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by the Parent of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with the provisions of any of the Organizational Documents of the Parent or Merger Sub or (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, suspension, revocation, acceleration, termination or cancellation), imposition of additional obligations or resulting in a loss of any rights or require a consent or the delivery of notice, under any Contract, Law or Permit applicable to the Parent or Merger Sub or to which the Parent or Merger Sub is a party or a beneficiary or by which the Parent or its assets are subject, except in the case of clause (ii) where such violation, conflict, breach, default, event or other item would not reasonably be expected to materially impair or delay the ability of Parent and Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements.

(b) No Permit or Order of, with, or to any Person is required by the Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such Permit or Order would not reasonably be expected to materially impair or delay the ability of the Parent or Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements.

4.4 Public Filing. Parent has filed with the SEC all reports required to be filed pursuant to Sections 13(a), 14 and 15(d) of the 1934 Act, to be filed by Parent since January 1, 2013 (collectively, and in each case including all amendments thereto, the “Public Documents”). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the SEC, the Public Documents complied in all material respects with the requirements of the 1934 Act, and none of the Public Documents (including any and all financial statements included therein) as of such dates and as of the date hereof contained or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.5 Financial Statements. Except as set forth in any Public Documents, the financial statements of Parent, including the notes thereto, included in the most recent annual report on Form 10-K and each subsequent quarterly report on Form 10-Q, in each case as amended, if applicable, included in the Public Documents (the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may otherwise not included in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q as permitted by Form 10-Q under the 1934 Act), and (iii) present fairly in all material respects the financial condition and results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments). Except as set forth in the Parent Financial Statements and except as arising hereunder, the Parent has no material Liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required to be reflected on or reserved against in any Parent Financial Statements that are not disclosed, reflected or reserved against in such Parent Financial Statements, except for Liabilities and obligations (i) incurred since June 30, 2013 in the Ordinary Course of Business, or (ii) that would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has cash on hand necessary to consummate the transactions contemplated by this Agreement.

4.6 Capital Stock. The authorized capital stock of Parent consists of 80,000,000 shares of common stock, par value $0.01 per share. As of July 31, 2013 there were issued and outstanding 54,106,372 shares of common stock. As of July 31, 2013, there were 8,212,218 issued and outstanding options to purchase Parent’s common stock. Upon issuance in accordance with this Agreement, the shares of Parent Common Stock delivered to the Stockholders will be duly authorized, validly issued, fully paid and non-assessable.

4.7 Absence of Litigation. There are no claims, actions, suits, proceedings pending and neither Parent nor Merger Sub has received any written notice of any governmental investigations, inquiries or subpoenas pending against Parent or Merger Sub and to the Knowledge of the Parent or Merger Sub, none of the foregoing have been threatened in writing against Parent or Merger Sub that would prevent, enjoin, alter or materially delay the Merger as described herein. Parent and Merger Sub is not subject to any outstanding order, judgment, writ, injunction or decree that could prevent, enjoin, alter or materially delay the Merger, or that would materially interfere with the ability of Parent or Merger Sub to consummate the Merger.

4.8 Absence of Certain Changes. Between June 30, 2013 and the date hereof, there has not been any change in the financial condition, properties, assets, liabilities, business or results of operations of Parent or Merger Sub, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, consistent with past practice, has had or can reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.9 Capitalization of Merger Sub. Merger Sub is a corporation newly formed by Parent for the sole purpose of effecting the Merger, and has not and will not engage in any activity other than as contemplated in this Agreement. Merger Sub has no liabilities, and is not a party to any Contracts, except as otherwise contemplated by this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, all of which were outstanding as of the date of this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and has been duly authorized, validly issued and is fully paid and nonassessable, and has been issued in compliance with all applicable federal and state securities laws. Other than as set forth in this Section 4.9, there are (i) no other shares of capital stock or voting securities of Merger Sub and (ii) no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate Parent or Merger Sub to issue or sell any shares of capital stock or other securities of Merger Sub or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of Merger Sub, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Parent, the Company shall:

(a) maintain its corporate existence, pay its debts and taxes when due, pay or perform other obligations when due, and carry on its business in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;

(b) use its reasonable best efforts to preserve intact its present business organization;

(c) maintain its books and records in accordance with current practice, and to use its reasonable best efforts to maintain in full force and effect all Authorizations and Policies; and

(d) use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and the Company shall use its reasonable best efforts to cause all of the conditions to the obligations of Parent and Merger Sub under this Agreement to be satisfied as soon as practicable following the date hereof.

5.2 Negative Covenants. Except as expressly provided in this Agreement, the Company shall not without the prior written consent of Parent:

(a) adopt or propose any amendment to the Organizational Documents of the Company, except for the Certificate of Amendment;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

(c) (i) issue or authorize for issuance any securities, or (ii) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities, other than with respect to the issuance of securities upon the exercise of Company Stock Options or Company warrants or upon the conversion of shares of Company Preferred Stock;

(d) mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of the Company;

(e) be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any purchase of all or any substantial portion of the assets or securities of the Company;

(f) (A) other than file federal and applicable state income Tax Returns for calendar year 2012, file any Tax Return or amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to Parent for its review and approval at a reasonable time prior to filing, (B) except as required by applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (C) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(g) enter into any severance or termination arrangement with any employee or consultant which include any covenants, obligations or liabilities that will continue or survive on or after the Closing, other than as set forth on Schedule 5.2(g);

(h) incur any Indebtedness, or make any capital expenditures or commit to make any capital expenditures which, in any one case exceeds $10,000 or which in the aggregate exceed $25,000;

(i) enter into or renew any Contract that the Company would have been required to disclose under Section 3.15(a), other than as set forth on Schedule 5.2(i);

(j) modify any of the Company’s insurance policies in effect on the date of this Agreement;

(k) waive, release, assign, settle or compromise any material claims, settle any proceeding or initiated proceeding;

(l) sell, lease, transfer or assign any material property or assets of the Company, other than as set forth on Schedule 5.2(l); or

(m) agree, whether in writing or otherwise, to do any of the foregoing.

5.3 Access to Information. The Company shall afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Parent Representatives”) free and full access to and the right to inspect, during normal business hours, all of the properties, assets, records, Contracts and other documents related to the Company, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company for the purpose of making such investigation of the Company as Parent shall desire to make. The Company shall furnish to Parent all such documents and copies of documents and records and information with respect to the Company and copies of any working papers relating thereto as Parent may request.

5.4 Notification of Certain Matters. The Company shall give prompt notice to Parent of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to Parent’s and Merger Sub’s obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (e) any notice or other communication from any Governmental Entity in connection with the Merger or (f) any Actions commenced relating to the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16; provided, however, that (i) the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect any remedies available to Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant and (ii) disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

5.5 Solicitation of Required Company Stockholder Vote.

(a) Before 11:59 pm on the date of this Agreement the Company shall duly take all lawful action to obtain written consents duly executed by the Stockholders set forth on Schedule 5.5 hereto (the “Written Consent”), which shall constitute the Required Company Stockholder Vote. The written consent shall be in a form reasonably acceptable to Parent. Promptly following receipt of the Written Consent, the Company shall cause its corporate Secretary to deliver a copy of such Written Consent to Parent.

(b) Before 11:59 pm on the date of this Agreement the Company shall cause each Stockholder set forth on Schedule 5.5 hereto to deliver to Parent a duly executed Company Stockholder Agreement in the form attached hereto as Exhibit C.

5.6 Notice to Company Stockholders and Holders of Company Stock Options.

(a) The Company will prepare an information statement in form and substance reasonably acceptable to Parent (the “Information Statement”) relating to this Agreement, the Merger and the Certificate of Amendment. The Company shall ensure that the information in the Information Statement (i) will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) complies with applicable Law; provided, however, that the Company makes no representation in this Section 5.6(a) with respect to any information provided by Parent for inclusion in the Information Statement. Parent shall ensure that the information provided by Parent for inclusion in the Information Statement (i) will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) complies with applicable Law.

(b) As soon as practicable after the date hereof, but not earlier than the later to occur of (i) the second (2nd) Business Day after the date hereof or (ii) the distribution date requested by Parent (which shall not be later than the date the Company is required to provide statutory notices to the Company Stockholders pursuant to applicable Law) (the “Mailing Date”), the Company shall deliver (in any manner permitted by applicable Law) to each Company Stockholder the Information Statement and notice of the Company Stockholders’ approval and adoption of this Agreement and the consummation of the Transactions, together with the notice of dissenters’ rights required pursuant to Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code, to Company Stockholders who may elect dissenters’ rights under such law. Thereafter, subject to Section 2.9, the Company shall deliver by any manner permitted by DGCL and, if applicable, the California Corporations Code any subsequent notice required to be delivered with respect to Dissenting Shares pursuant to DGCL and, if applicable, the California Corporations Code.

(c) On or prior to the Mailing Date, the Company shall deliver to each holder of Company Stock Options the Information Statement together with a supplemental information statement in form and substance reasonably acceptable to Parent relating to the treatment of the Company Stock Options in connection with the Merger.

5.7 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause its directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing, if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of its directors, officers, employees and Affiliates or, to the Knowledge of the Company, any other Agent. Such notice shall disclose the terms and conditions of, any such Proposal, inquiry or request, and shall include a description of the material terms of such proposal; provided, that in no event shall the Company be required to disclose the identity of the party making such Proposal.

5.8 Allocation Certificate. The Company shall prepare and deliver to Escrow Agent, Parent and Stockholders’ Representative at the Closing a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Parent as to the capitalization of the Company immediately prior to the Effective Time and the allocation of the Merger Consideration among the Stockholders pursuant to this Agreement (the “Allocation Certificate”). The Allocation Certificate shall set forth (a) a true and complete list of the Stockholder immediately prior to the Effective Time and the number of shares of Company Capital Stock held by each such Stockholder, and (b) the allocation of the Merger Consideration among the Stockholders pursuant to this Agreement.

5.9 D&O Insurance. [***]

5.10 2012 Taxes. The Company shall file its 2012 Federal and California income Tax Returns prior to the Effective Time.

ARTICLE VI

COVENANTS OF THE COMPANY AND PARENT

6.1 Public Announcements. Neither Parent, Merger Sub nor the Company shall make, or cause to be made, any press release or other public statement or any statement to any analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other party hereto; provided, however, that Parent may, without such approval, but with prior notice to the Company, make such press releases or other public statements as it reasonably believes are required under the rules of The Nasdaq Stock Market or applicable securities Laws.

6.2 Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated hereby.

6.3 Public Filings. Parent agrees to file with the SEC all reports required to be filed pursuant to Sections 13(a), 14 and 15(d) of the 1934 Act for a period of eighteen (18) months from the Closing Date.

6.4 Registration Rights. If Parent proposes or is required to register any shares of Parent common stock under the Securities Act (other than registrations on Form S-4 or Form S-8 or any similar successor forms thereto) at any time during the six (6) month period from and after the Closing Date, Parent shall give prompt written notice at least twenty-one (21) days prior to the filing of any registration statement under the Securities Act of its intention to do so to the Stockholders’ Representative. Upon the written request of any Stockholder given through the Stockholders’ Representative, made within ten (10) Business Days following the receipt of any such written notice, Parent shall use its commercially reasonable efforts to cause such Parent Common Stock held by such Stockholder, to be registered under the Securities Act with the Parent Common Stock which the Company at the time proposes to register. For the avoidance of doubt, Parent shall not be required to include any Parent Common Stock held by a Stockholder in a registration statement under the Securities Act if such registration statement is filed on or after the date that is six (6) months after the Closing Date.

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

6.5 Continuing Indemnification. From and after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification, exculpation from liability and advancement of expenses substantially similar to those set forth in the Company’s Certificate of Incorporation and Bylaws, in each case as in effect, immediately prior to the execution and delivery of this Agreement.

6.6 Tax Matters.

(a) Allocation of Taxes. In the case of any Taxes relating to a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the pre-closing Tax period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the pre-closing Tax period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(b) Preparation of Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are required to be filed after the Closing Date. All Tax Returns filed by Parent after the Closing Date will be prepared in a manner consistent with applicable Tax Law. Parent shall provide a draft copy of such Tax Returns to the Stockholders’ Representative for its review at least five (5) Business Days prior to the due date thereof. Parent shall consider in good faith the reasonable comments of the Stockholders’ Representative.

(c) Tax Contests. After the Closing Date, Parent, the Company and the Stockholders’ Representative, respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to Taxes for which Parent may be entitled to indemnity from the Stockholders under this Agreement (“Tax Contest”). After the Closing Date, Parent will have the sole right to conduct any tax audit or other Tax Contest relating to Company; provided, however, that to the extent that there is a claim relating to taxes that is subject to indemnification in accordance with this Agreement, Parent will (a) allow the Stockholders’ Representative to comment on such matters and provide to the Stockholders’ Representative information reasonably requested by the Stockholders’ Representative and permit the Stockholders’ Representative to evaluate such claim, (b) to the extent comments from the Stockholders’ Representative are received, reasonably and in good faith consider such comments and (c) and to the extent any settlement or compromise any Tax Contest and such settlement or compromise could result in an indemnification claim by Parent against the Escrow Amount, Parent shall not settle or compromise such Tax Context without the prior written consent of the Stockholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(d) Cooperation. Parent, the Company and the Stockholders’ Representative shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return required of the Company, and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by the Company for a pre-closing Tax period. Parent, the Company and the Stockholders’ Representative agree to abide by all record retention requirements under applicable Tax Law.

6.7 Legend Removal. Whenever the resale restrictions imposed by Rule 144 with respect to Parent Common Stock held by any Stockholder shall terminate, Stockholders holding any Parent Common Stock shall be entitled to receive from the Parent, without expense, a new certificate not bearing the restrictive legend set forth in Section 2.11.

6.8 Indemnification. Parent shall assume the written obligations of the Company to defend, indemnify and hold harmless the Company’s current and former executive officers and directors, which obligations arise pursuant to indemnity agreements between the Company and such individuals provided to Parent, including the notification obligations thereunder, including, but not limited to, indemnity obligations with respect to matters arising out of this Agreement. In the event that Parent or the Surviving Corporation amends, repeals or modifies the provisions of the Certificate of Incorporation or Bylaws of the Surviving Corporation or its successor that adversely affect any right of indemnification, exculpation, advancement of expenses or similar protection of any such executive officer of director as compared to the Certificate of Incorporation or Bylaws of the Company in effect immediately prior to the Effective Time, then such amendment, repeal or modification shall not apply with respect to any right or protection of such an executive officer or director existing at the time of such amendment, repeal or modification (it being understood that all such executive officers and directors shall continue to be afforded the rights and protections set forth in the Certificate of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time.

6.9 Transaction Carve-Out Bonus Plan. Parent shall and hereby does guarantee payment of the amounts that become due and payable under the Transaction Carve-Out Bonus Plan in connection with the payment of a Contingent Earn-Out Payments.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date that no temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a) The representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b) The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) The Company shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement. The Company shall have furnished Parent and Merger Sub with a certificate of the Secretary of the Company, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted unanimously by the Board of Directors of the Company approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to Parent); (ii) attached thereto is a true and complete copy of resolutions adopted by the Stockholders adopting and approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to Parent); and (iii) that such resolutions have not been amended and are in full force and effect as of the Closing Date.

(d) No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of the Merger, (ii) affect adversely the right of Parent or its Affiliates to control the Company or (iii) restrain or prohibit Parent’s ownership or operation of all or any material portion of the business or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, or compel Parent or its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation, taken as a whole, or of Parent. No such Order shall be in effect.

(e) The Company shall have terminated its 401(k) plan on the day immediately prior to Closing.

(f) The holders of no more than five percent (5%) percent of the Company Capital Stock shall have demanded and not lost or withdrawn, or shall be eligible to demand, appraisal rights.

(g) The Company shall have obtained the consents set forth on Schedule 7.2(g).

(h) The Company shall have delivered to Parent evidence in form and substance satisfactory to Parent that the Contracts listed on Schedule 7.2(h) have been terminated.

(i) No later than two (2) days prior to the Closing Date, the Company shall have delivered to Parent a statement setting forth the Estimated Adjusted Closing Cash and Estimated Closing Liabilities and shall provide all such support for the calculation of Estimated Adjusted Closing Cash as Parent shall reasonably request.

(j) The Indemnity Escrow Agent, the Company and the Stockholders’ Representative shall have duly executed and delivered the Indemnity Escrow Agreement to Parent.

(k) Parent and Merger Sub shall have received a written opinion from DLA Piper, counsel to the Company, addressed to Parent and Merger Sub, dated as of the Closing Date, in the form attached as Exhibit D hereto.

(l) The Company shall have delivered to Parent a duly executed and certified FIRPTA Certificate for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445 2(c)(3) (the “FIRPTA Certificate”).

(m) The Company shall have delivered to Parent resignations from the directors and officers of the Company in office immediately prior to the Effective Time.

(n) The individuals set forth in Schedule C hereto shall have executed consulting agreements with the Parent as of the date of this Agreement.

(o) The Company shall have filed its 2012 Federal and California income Tax Returns.

(p) The Company shall have delivered to Parent certificates of good standing for the Company from the Secretary of State of the State of Delaware and California, each dated no more than five (5) Business Days prior to the Closing Date.

(q) The Company shall have prepared and delivered a notice, in a form acceptable to Parent, to each Stockholder who is entitled to appraisal rights under Section 262 of the DGCL or dissenters’ rights under Chapter 13 of the California Corporations Code.

(r) The Company shall have filed the Certificate of Amendment with the Secretary of State of the State of Delaware and furnished to Parent a copy of such Certificate of Amendment as certified by such Secretary of State.

(s) The Company shall have terminated the Company Stock Option Plan.

(t) All outstanding warrants to purchase the Company Capital Stock shall have terminated.

(u) The Company shall have obtained the Required Company Stockholder Vote.

(v) Each of the Stockholders listed on Schedule 5.5 shall have executed and delivered a Company Stockholder Agreement.

(w) Each of the Stockholders listed on Schedule 7.2(w) shall have executed and delivered a Stockholder Representation Statement in the form attached hereto as Exhibit E.

7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by the President of Parent to such effect.

(b) Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the President or Chief Financial Officer of Parent to such effect.

(c) The Indemnity Escrow Agreement shall have been duly executed and delivered by Parent and the Indemnity Escrow Agent.

(d) Parent and Merger Sub shall extend COBRA benefits to those former employees of the Company and all other COBRA beneficiaries who have elected continued health coverage as well as those employees whose coverage terminates as the result of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if:

(1) the Merger is not consummated on or before November 15, 2013; provided, however, that the right to terminate this Agreement under this clause (ii)(1) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(2) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;

(iii) by Parent if:

(1) any condition to the obligations of Parent hereunder becomes incapable of fulfillment other than as a result of a breach by Parent of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent;

(2) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied; or

(3) by Parent if the Company has not fully satisfied its covenants in Section 5.5(a) and (b) by 11:59 pm on the date of this Agreement;

(iv) by the Company if:

(1) any condition to the obligations of the Company hereunder becomes incapable of fulfillment other than as a result of a breach by the Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company; or

(2) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied.

(b) The party desiring to terminate this Agreement pursuant to Section 8.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3; provided, however, that the provisions of Section 6.1 (Public Announcements) and Section 8.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Remedies. Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 8.1.

ARTICLE IX

INDEMNIFICATION

9.1 Survival.

(a) Except as otherwise expressly provided in this Section 9.1, all representations and warranties contained in this Agreement and the Ancillary Agreements, shall survive the Closing for a period of eighteen (18) months (the “Ending Date”). The Fundamental Representations shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(b) The covenants and agreements contained in this Agreement and the Ancillary Agreements shall survive the Closing until the Ending Date.

The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” To the extent that a claim for indemnification under this Section 9.1 is based upon facts or circumstances to which more than one Applicable Survival Period may be applicable, the longest of such Applicable Survival Periods shall apply. In the event notice of claim for indemnification under Section 9.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal Action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

9.2 Indemnification by the Stockholders.

(a) Subject to the limitations set forth herein, the Stockholders (each a “Stockholder Indemnitor”, and collectively the “Stockholder Indemnitors”) shall, severally and not jointly, indemnify and defend the Parent, Merger Sub and their respective Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Parent Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, Liabilities, actions, suits, proceedings, interest, penalties, Taxes, diminutions in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Agreement) (collectively, “Parent Losses”) resulting from, arising out of, or incurred by any Indemnitee in connection with, or otherwise with respect to:

(i) any inaccuracy or breach of any representation or warranty made by the Company in this Agreement, any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated by this Agreement;

(ii) any breach by the Company of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements;

(iii) any fraud or willful misconduct by the Company with respect to this Agreement;

(iv) any Closing Liabilities to the extent such Closing Liabilities exceed the Estimated Closing Liabilities;

(v) any Proceeding that is brought by or on behalf of a Stockholder in his/her/its capacity as a holder of the Company’s capital stock, other than any action brought to enforce a Stockholder’s rights under this Agreement;

(vi) any Dissenting Share Payments;

(vii) any inaccuracy in or failure to calculate correctly the amount set forth in the Allocation Certificate; and

(viii) any discrepancy between the Adjusted Closing Cash and the Estimated Adjusted Closing Cash in which the Estimated Adjusted Closing Cash exceeds the Adjusted Closing Cash.

(b) The Stockholders shall not be liable for any Parent Losses pursuant to Section 9.2(a)(i) (other than Parent Losses related to Fundamental Representations) unless and until the aggregate amount of all Parent Losses incurred by the Parent Indemnitees under Section 9.2(a)(i) (other than Parent Losses related to Fundamental Representations) exceeds $[***], in which event the Parent will have the right to be indemnified for all Parent Losses from the first dollar. Stockholders shall not liable for any Parent Losses pursuant to Section 9.2(a)(i) where such Parent Loss relating to a claim (or series of claims arising from the same or substantially similar facts or circumstances) is less than $[***]

(c) Other than indemnification obligations under Section 9.2(a)(iii), the cumulative indemnification obligation of the Stockholders under Section 9.2(a) and otherwise pursuant to this Agreement shall in no event exceed the (i) Escrow Amount and (ii) the Recoupment Limitation. Parent Indemnitees shall only have a right to indemnification for Parent Losses pursuant to (i) Section 9.2 from the Escrow Amount and (ii) Section 9.6 through Recoupment. The cumulative indemnification obligation of the Stockholders under Section 9.2(a)(iii) to this Agreement shall in no event exceed the sum of (i) Adjusted Company Cash, (ii) an amount equal to the Parent Common Stock multiplied by the Share Price and (iii) the aggregate Contingent Earn-Out Payments which are received by the Stockholders or to which the Stockholders were entitled to receive except for this Article IX. Parent Indemnitees shall only be entitled to recover amounts in respect to claims for Parent Losses under this Article IX from the Escrow (for so long as the Escrow is in effect) or through Recoupment, which election shall be at Parent Indemnitee’s sole and exclusive discretion.

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

9.3 Indemnification by Parent.

(a) Subject to the limitations set forth herein, the Parent and Merger Sub (together, the “Parent Indemnitor” and together with Stockholder Indemnitors, “Indemnitors”) shall indemnify and defend the Company and each Stockholder (the “Stockholder Indemnitees”, together with the Parent Indemnitees, the “Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, Liabilities, actions, suits, proceedings, interest, penalties, Taxes, diminutions in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Agreement) (collectively, “Stockholder Losses”, together with Parent Losses, “Losses”) resulting from, arising out of, or incurred by any Stockholder Indemnitee in connection with, or otherwise with respect to:

(i) any inaccuracy or breach of any representation or warranty made by the Parent or Merger Sub in this Agreement, any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to Company or Stockholder in connection with the transactions contemplated by this Agreement; or

(ii) any breach by Parent or Merger Sub of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements.

(b) Notwithstanding anything to the contrary contained in this Agreement:

the indemnification provided in this Article IX shall be the sole and exclusive post-Closing remedy available to the Stockholder Indemnitees for any Stockholder Losses arising out of or in connection with (x) any breach or alleged breach of any covenant, representation or warranty contained in this Agreement, any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to Company or Stockholder in connection with the transactions contemplated by this Agreement and (y) any breach by Parent or Merger Sub of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements.

(i) except with respect to claims based on fraud, no indemnification payment by any Parent Indemnitor with respect to any Stockholder Losses otherwise payable under Section 9.3(a)(i) shall be payable until such time as all such Stockholder Losses (but excluding any claims based on fraud made or paid under this Article IX) shall aggregate to more than $50,000, after which time the Parent Indemnitor shall, subject to clause (ii) above, be liable in full for all Stockholder Losses.

9.4 Indemnification Procedure for Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Section 9.4 (a “Third Party Claim”), the Indemnitee shall notify the Stockholders’ Representative in writing of such Third Party Claim (such notice, a “Notice of Claim”); provided that the failure or delay in notifying the Indemnitor of such Third Party Claim will not relieve the Indemnitors of any Liability the Indemnitors may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitors with respect to such Third Party Claim.

(b) The Stockholders’ Representative shall, at its expense, be entitled to participate in any defense of such Third Party Claim and shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnitee; provided, however, that any Indemnitee shall have full control over the litigation, including settlement and compromise thereof. The Indemnitee may not bind the Indemnitors to a settlement of any Third Party Claim without the consent of the Stockholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed. If the Stockholders’ Representative consents to any settlement (or if such consent is unreasonably withheld, conditioned or delayed), such consent shall be determinative as to the existence of and amount of Losses. The consent of the Stockholders’ Representative with respect to any settlement of any such Third Party Claims shall be deemed to have been given unless the Stockholders’ Representative shall have objected within thirty (30) days after a written request for such consent by Parent. All reasonable costs and expenses incurred by Indemnitee in so defending a Third Party Claim shall constitute Losses.

(c) With respect to any Third Party Claim subject to indemnification under this Article IX: (i) both Indemnitee subject to such Third Party Claim and the Stockholders’ Representative shall keep the other Person fully informed in all material respects of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(d) With respect to any Third Party Claim subject to indemnification under this Article IX, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) all communications between any parties hereto and counsel responsible for or participating in the defense of any third-party claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e) In connection with any Third Party Claim, the Company on behalf of the Indemnitors hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Section 9.3(e) with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.

9.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a notice of claim to the Indemnitor. The notice of claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have thirty (30) days from receipt of such notice of claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within thirty (30) days after its receipt of the notice of claim, the claim specified in such notice of claim will be conclusively deemed a Loss subject to indemnification hereunder.

9.6 Recoupment and Offset. Upon notice to the Stockholders’ Representative of a claim for indemnification and resulting Loss, Parent shall have the right to set-off an amount to which it is entitled to be indemnified for under this Article IX against amounts otherwise payable and not yet paid to the Stockholders as the Contingent Earn-Out Payments pursuant to Section 2.7 herein (the “Recoupment”); provided, however that such Recoupment shall not exceed [***] of any single Contingent Earn-Out Payment made to the Exchange Agent for the benefit of the Stockholders (the “Recoupment Limitation”); and provided further, that to the extent any Parent Losses exceed the Escrow Amount and the amount to be paid through Recoupment from any single Contingent Earn-Out Payment, Parent shall be entitled to Recoupment from future Contingent Earn-Out Payments, if any, subject to the Recoupment Limitation for such subsequent Recoupments. For clarification and notwithstanding as may otherwise be set forth in this Agreement, other than claims based upon fraud or willful misconduct, in no event shall any Merger Consideration which has at any time been paid to the Stockholders be considered or otherwise treated as part of the Recoupment and other than claims based upon fraud or willful misconduct, Parent Indemnitees shall not have any right in or to such amounts which have been so paid to the Stockholders, or the reimbursement thereof.

9.7 Limitation on Losses.

(a) Notwithstanding anything to the contrary contained herein, the amount of any Losses shall be reduced to the extent any indemnity, contribution or similar payment (including proceeds from insurance, net of any premium or deductible paid by an Indemnitee, is actually received by the applicable Indemnitee with respect to the underlying claim for indemnification.

(b) Losses shall exclude punitive, incidental, consequential, or special damages, except to the extent such Losses are (i) specifically awarded by an arbitrator or Governmental Entity to a third party and paid to such third party by an Indemnitee, or (ii) in the case of incidental, consequential or special damages, a reasonably foreseeable direct result of (x) any misrepresentation or breach of any of the representations and warranties given or made in this Agreement, or (y) any breach of any covenant or agreement made in this Agreement.

9.8 Exclusive Remedy. The Escrow Amount and the Recoupment, shall be the sole and exclusive post-Closing remedy for any Parent Losses arising out of or in connection with this Agreement, or otherwise in connection with breaches of this Agreement, except for equitable claims against a Person and claims based upon fraud or willful misconduct. The parties hereto acknowledge that equitable claims for specific performance are not precluded by the foregoing sentence.

9.9 Effect of Investigation; Reliance. The right to indemnification, payment of Losses or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by or on behalf of the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any of such representation, warranty, covenant or agreement. No Indemnitee shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnitee to be entitled to indemnification hereunder. Parent and the Company acknowledge that such Losses, if any, would relate to unresolved contingencies existing on the date of this Agreement, which if resolved on the date of this Agreement would have led to a reduction in Merger Consideration that Parent would have paid in the Merger. All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the Merger indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of either Parent or any of the other Indemnitees or the acceptance by Parent of any certificate or opinion.

9.10 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the consideration payable under this Agreement.

9.11 Stockholders’ Representative; Power of Attorney.

(a) Appointment. By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders and/or accepting the consideration payable to a Stockholder, each Stockholder (regardless of whether or not such Stockholder executed the Written Consent hereby:

(i) authorizes, empowers and appoints the Stockholders’ Representative to act as the sole and exclusive agent, attorney-in-fact and representative;

(ii) authorizes and empowers the Stockholders’ Representative to (a) take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses, subject to the Reserve, on behalf of the Stockholders and making any and all determinations) which may be required or permitted by the Agreements or Ancillary Agreements to be taken by the Stockholders, (b) exercise such other rights, power and authority, as are authorized, delegated and granted to the Stockholders’ Representative pursuant to the Agreements or Ancillary Agreements, and (c) exercise such rights, power and authority as are incidental to the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; and

(iii) adopts and approves the terms and conditions relating to the Stockholders’ Representative set forth in this Section 9.11.

Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholder’s Representative consistent therewith, shall be absolutely and irrevocably binding on each Stockholder as if such Stockholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Stockholder’s capacity.

(b) Acceptance. Stockholders’ Representative accepts its appointment as Stockholders’ Representative.

(c) Replacement. The person serving as the Stockholders’ Representative may be replaced from time to time by the Stockholders who held more than a majority of the Company Capital Stock upon not less than ten (10) days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld. The Stockholders’ Representative may resign upon not less than ten (10) days’ prior written notice to Parent and the Stockholders; provided, however, that the Stockholders’ Representative shall continue to fulfill his duties and obligations as Stockholders’ Representative until a replacement has been approved by the Stockholders who held more than a majority of the Company Capital Stock. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Stockholders.

(d) No Liability; Indemnification. The Stockholders’ Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the Ancillary Agreement, except for such actions taken or omitted to be taken resulting from the Stockholders’ Representative’s willful misconduct or fraud. Without limiting the generality of the foregoing, the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Representative pursuant to such advice shall in no event subject the Stockholders’ Representative to liability by any Stockholder. Parent hereby acknowledges and agrees that the Stockholders’ Representative may engage the Company’s current counsel to represent the Stockholders’ Representative in matters relating to this Agreement and the Escrow Agreement and that such representation would be adverse to the interests of the Surviving Corporation. Parent and the Company hereby waive any right that Parent or the Surviving Corporation might have in the future to object to any such representation.

Furthermore, each Stockholder shall be liable for, severally (and not jointly), in accordance with his, her or its Pro Rata Share, and shall indemnify the Stockholders’ Representative from and against, any loss, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and expenses) paid or incurred by the Stockholders’ Representative in connection with the performance of its duties as Stockholders’ Representative, or as a result of or in the defense of any claim brought against the Stockholders’ Representative relating to the acts or omissions of the Stockholders’ Representative hereunder (however, the foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Stockholders’ Representative hereunder for its willful misconduct or fraud). The payment of such liabilities and expenses shall first be made by the Stockholders’ Representative directly from the Stockholders out of distributions to them from the Reserve, then from the Escrow Amount and thereafter the Stockholders’ Representative shall have the right to demand payment with respect to such expenses from each Stockholder severally (and not jointly) in accordance with the Stockholders’ Pro Rata Share; provided, however, that neither Parent nor the Surviving Corporation shall have any liability with respect to such items.

(e) Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Stockholders and shall be final, binding and conclusive upon each such Stockholder; and the Indemnitee and the Indemnity Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. The Indemnitee and the Indemnity Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholders’ Representative.

Role of Stockholders’ Representative. Without limiting the generality or effect of Section 9.11(a), any claims or disputes between or among any Indemnitee, the Stockholders’ Representative and/or any one or more Stockholders relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Stockholder (other than any claim against or dispute with the Stockholders’ Representative), be asserted or otherwise addressed solely by the Stockholders’ Representative on behalf of such Stockholder (and not by such Stockholder acting on its own behalf).

(f) Cash Expenses Reserve. At the Closing, Parent shall deposit [***] (the “Reserve”) to be held by the Indemnity Escrow Agent, which shall be solely available to the Stockholders’ Representative to reimburse the Stockholders’ Representative for liabilities and expenses incurred carrying out its authorized duties pursuant to this Agreement promptly following the Stockholders’ Representative delivery to the Indemnity Escrow Agent of a certificate setting forth the expenses and liabilities incurred. The remaining funds of the Reserve shall be released to the Indemnity Escrow Agent on the Release Date and distributed on such terms and subject to such conditions as set forth in the Escrow Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Notices.

(a) For a notice or other communication (a “Notice”) under this Agreement to be valid, it must be in writing and signed by the sending party, and the sending party must use one of the following methods of delivery: (i) personal delivery; (ii) registered or certified mail, in each case, return receipt requested and postage prepaid; (iii) overnight courier, with all fees prepaid, or (iv) facsimile, with confirmation of transmission.

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

(b) For a Notice to be valid, it must be addressed to the receiving party at one or more addresses listed below for the receiving party or to any other address designated by the receiving party in a Notice in accordance with this Section 10.1.

If to the Stockholders’ Representative or any Stockholder:

Hamilton BioVenture Services, Inc.

990 Highland Drive, Suite 110V

Solana Beach, CA 92075

Attention: Kerry Dance

Facsimile No.: 858-314-2355

with a copy to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Attention: Randy Socol

Facsimile No.: 858-638-5057

If to the Parent, Merger Sub and post-Closing, Company:

Sangamo BioSciences, Inc.

501 Canal Boulevard

Richmond, CA 94804

Attention: Chief Executive Officer

Facsimile No.: 510-236-8951

with a copy to:

Morgan, Lewis & Bockius LLP

One Market, Spear Street Tower

San Francisco, CA 94105

Attention: Scott Karchmer

Facsimile No.: 415-422-1001

(c) Subject to Section 10.1(d), a valid Notice is effective when received by the receiving party in accordance with Sections 10.1(a) and 10.1(b). A Notice is deemed to have been received as follows:

(i) If it is delivered in person or sent by registered or certified mail or by overnight courier, upon the earlier of (A) receipt as indicated by the date on the signed receipt or as otherwise established by the sending party and (B) two (2) Business Days after the Business Day on which it is sent to the receiving party. If it is delivered by facsimile, on the date the facsimile is transmitted with confirmation of transmission.

(ii) If the receiving party rejects or otherwise refuses to accept it, or if it cannot be delivered because of a change in address for which no Notice was given, then upon that rejection, refusal or inability to deliver.

(d) If a Notice is received after 5:00 p.m. PST on a Business Day at the location specified in the address for the receiving party, or on a day that is not a Business Day, then the Notice is deemed received at 9:00 a.m. PST on the next Business Day.

(e) If more than one method for delivery of a Notice under Section 10.1(a) is used, the earliest Notice date under Section 10.1(c) will control.

(f) If a Notice is to be given under this Section 10.1 to a permitted successor or assign of a person or entity, then such Notice shall be given in accordance with this Section 10.1 to such successor or assign.

10.2 Amendments and Waivers. No amendment of this Agreement will be effective unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement. To be valid, any document signed by a party in accordance with this Section 10.2 must be signed by a party authorized to do so. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

10.3 Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated.

10.4 Assignment and Delegation.

(a) No party may assign any part of its rights, or delegate any of its obligations, under this Agreement, except (i) with the other parties’ prior written consent, and (ii) the Parent may assign its rights and obligations under this Agreement, in whole or in part, (A) to any of its Affiliates, so long as Parent continues to guarantee its obligations hereunder, (B) for collateral security purposes to any lender providing financing to the Parent or its Affiliates or (C) to any subsequent purchaser of all or substantially all of the assets of the Company, so long as subsequent purchaser agrees to assume Parent’s obligations hereunder. No party shall unreasonably withhold its consent to assignment. For purposes of this Section 10.4, (i) “assignment” means any assignment, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law or any other manner, (ii) a “change of control” is deemed an assignment of rights and (iii) “merger” refers to any merger in which a party participates, regardless of whether it is the surviving or disappearing corporation

(b) Any purported assignment of rights or delegation of obligations in violation of this Section 10.4 is void.

10.5 Successors and Assigns.

(a) If a permitted assignment of rights occurs, the non-assigning party is deemed to have agreed to perform in favor of the assignee.

(b) If a permitted assignment of rights occurs, (i) a contemporaneous delegation is deemed to have occurred, and (ii) the assignee is deemed to have assumed the assignor’s performance obligations in favor of the non-assigning party; except in each case where evidence exists to the contrary.

(c) For purposes of this Section 10.5, (i) “assignment” means any assignment, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law or any other manner, (ii) “assignee” means any successor or assign of the assignor; (iii) a “change of control” is deemed an assignment of rights, and (iv) “merger” refers to any merger in which a party participates, regardless of whether it is the surviving or disappearing corporation.

10.6 Governing Law. The Laws of the State of Delaware, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

10.7 Consent to Jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.8 Counterparts. The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. The parties agree that delivery of this Agreement may be effected by means of an exchange of facsimile or other electronic copies.

10.9 Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the parties to this Agreement; provided, however, that in the case of (i) Article IX, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns and (ii) Section 2.7, Stockholders, are intended third party beneficiaries of the provisions contained in such Article or Section.

10.10 Entire Agreement. This Agreement, the Ancillary Agreements, the Exhibits, the Company Disclosure Schedule, Parent Disclosure Schedule and the other documents, instruments and other agreements specifically referred to in this Agreement or those documents or delivered under this Agreement or those documents constitute the final agreement between the parties. It is the complete and exclusive expression of the parties’ agreement on the subject matter of this Agreement. This Agreement supersedes all prior oral or written agreements or policies relating to this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings or performance.

10.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.12 Disclosure Schedule. The Company Disclosure Schedule has been arranged in sections corresponding to each representation and warranty set forth in Article III. The Parent’s Disclosure Schedule has been arranged in sections corresponding to each representation and warranty set forth in Article IV. Nothing in the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless such Company Disclosure Schedule or Parent Disclosure Schedule identifies the exception with reasonable particularity. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or item itself). If and to the extent any information required to be furnished in any section of the Company Disclosure Schedule or Parent Disclosure Schedule is contained in the Agreement or in any section of the Company Disclosure Schedule or Parent Disclosure Schedule, such information shall be deemed to be included in all sections of the Company Disclosure Schedule or Parent Disclosure Schedule to the extent the relevance of such disclosure to such other section or sections is reasonably apparent on its face.

10.13 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law.

10.14 Specific Performance. The Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

10.15 Earn-Out Acknowledgement. The Company acknowledges that (i) upon the closing of the transactions contemplated by this Agreement and except as expressly provided to the contrary in this Agreement, Parent has the right to operate the Surviving Corporation and to use or cause the Surviving Corporation to use the assets of the Surviving Corporation, including the Earn-Out Products, in any way that Parent deems appropriate in Parent’s sole discretion, (ii) Parent has no obligation to operate the Surviving Operation, or to use the assets of the Surviving Corporation, including the Earn-Out Products, in order to achieve any target or threshold to maximize the amount of any Contingent Earn-Out Payments, (iii) except as otherwise required in this Agreement, Parent and the Surviving Corporation are under no obligation to license for the purpose of developing and commercializing the Earn-Out Products, to assign to a Third Party Parent’s right with respect to the Earn-Out Products, to commercialize the Earn-Out Products, or to seek opportunities to do any of the foregoing, (iv) Parent and the Surviving Corporation are entitled to transfer, sell or dispose of any assets of the Surviving Corporation in any manner and on any terms that it determines at its sole discretion, subject to any other requirements set forth in this Agreement, (v) the Contingent Earn-Out Payments are speculative and is subject to numerous factors outside the control of Parent, (vi) there is no assurance that Stockholders will receive any Contingent Earn-Out Payments and Parent has not promised nor projected any Contingent Earn-Out Payments, (vii) Parent owes no express or implied duty to the Stockholders, the Stockholders’ Representative or any Third Party, including an implied duty of good faith and fair dealing under this Agreement as it relates to Section 2.7, and the parties solely intend the express provisions of this Agreement to govern their contractual relationship. The Company hereby waives on behalf of itself and the Stockholders any express or implied duty of Parent to the Company and its Stockholders, including an implied duty of good faith and fair dealing under this Agreement as it relates to Section 2.7. Notwithstanding the foregoing, Parent acknowledges and agrees that it shall use its reasonable best efforts to accurately calculate amounts payable to the Exchange Agent on behalf of the Stockholders, make the required payments, prepare the required notices for the Stockholders’ Representative, and maintain the records required under Section 2.7 in good faith.

10.16 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

ARTICLE XI

DEFINITIONS

11.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Acquisition Expenses” means all fees and expenses accrued or incurred by the Company in connection with the Merger or other transactions contemplated by this Agreement, including (a) all fees for legal, accounting, investment banking, tax advisory, financial advisory services, (b) all sale, change of control, retention or similar bonuses or payments to current or former directors, officers, employees or other service providers as a result of or in connection with the Merger of other transactions contemplated by this Agreement, including all payments under the Transaction Carve-Out Bonus Plan, and (c) all other fees and expenses of third parties accrued or incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Merger and other transactions contemplated hereby.

“Adjusted Closing Cash” is the amount of Company Cash less (i) the Closing Liabilities and (ii) Estimated 2012 Audit Expense, as measured on the 31st calendar day following the Effective Time.

“Ancillary Agreements” means the Indemnity Escrow Agreement, and the other agreements, instruments and documents delivered pursuant to this Agreement or the other Ancillary Agreements.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in San Francisco are authorized or required by Law to close.

“Certificate of Amendment” means the amendment to the Company’s Certificate of Incorporation in the form attached hereto as Exhibit F.

“Closing Liabilities” means, as of the Effective Time, all current liabilities of the Company, plus unpaid Acquisition Expenses and all Indebtedness, in each case mutually agreed upon in good faith by the Parent and Company immediately prior to the Effective Time. For the avoidance of doubt, Contingent Payment Liabilities shall not be Closing Liabilities.

“Contingent Payment Liabilities” means any payment obligation that becomes due under the Transaction Carve-Out Bonus Plan, the P2 Agreement and any other agreement of the Company in connection with any payment of Contingent Earn-Out Payments.

“Company Cash” means the amount of cash and cash equivalents of the Company as of the Closing plus any cash and cash equivalents received by the Surviving Corporation and/or Parent no later than the thirtieth (30th) day following the Effective Time and which was payable to the Company as of the Effective Time.

“Company Stock Equivalents” means, other than Company Stock Options and Company Preferred Stock, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or any other Contracts that, directly or indirectly, could require the Company to issue, sell or otherwise cause to become outstanding shares of Company Capital Stock.

“Company Stock Options” means options to purchase shares of Company Common Stock issued pursuant to the Company’s Amended and Restated 2000 Stock Plan (Amended and Restated effective September 28, 2010) (the “Company Stock Option Plan”).

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Distribution Waterfall” means distributions to the holders of Company Capital Stock of the Merger Consideration (after taking into account all prior distributions under this Agreement) in the order set forth in Schedule B hereto. Notwithstanding anything to the contrary contained in this Agreement, Parent, Merger Sub and Company shall have no liability to any holder of Company Capital Stock or any other Person in the event there are any inaccuracies contained in the Distribution Waterfall (being agreed that Company has represented and warranted to the Distribution Waterfall).

“Earn-Out Product” means any compound identical to [***] (a) that certain compound internally identified by Company as of the Closing Date as CERE-110 (“CERE-110”) and used in that certain clinical trial titled “Randomized, Controlled Study Evaluating CERE-110 in Subjects With Mild to Moderate Alzheimer’s Disease” and having the ClinicalTrials.gov Identifier NCT00876863, or (b) that certain compound internally identified by Company as CERE-120 (“CERE-120”) and used in that certain clinical trial titled “Safety and Efficacy of CERE-120 in Subjects With Parkinson’s Disease” and having the ClinicalTrials.gov Identifier NCT00985517. For purposes of this definition of Earn-Out Product, [***]

“Environmental Law” means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, judgments, decrees, injunctions, or Contracts with any Governmental Entity, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Estimated 2012 Audit Expense” is $[***].

“Estimated Adjusted Closing Cash” means the Estimated Company Cash less (i) the Estimated Closing Liabilities and (ii) Estimated 2012 Audit Expense.

“Estimated Closing Liabilities” means an estimation of the Closing Liabilities which are reasonably anticipated to be unpaid at the Closing as shall be mutually agreed upon by Parent and the Company.

“Estimated Company Cash” means the estimated amount of cash and cash equivalents of the Company as of the Closing plus any cash and cash equivalents payable to the Company as of the Effective Time and which the Company anticipates will be paid no later than the thirtieth (30th) day following the Effective Time.

“Exchange Agent” shall be the party designated by Parent to act as the exchange agent in connection with the Merger. Parent is entitled to designate itself as Exchange Agent for all or a portion of the actions of the Exchange Agent under this Agreement.

“FDA” means the Food and Drug Administration.

“Field” means with respect to the Earn-Out Products comprising CERE-110, the treatment of Alzheimer’s disease, and with respect to the Earn-Out Product comprising CERE-120, the treatment of Parkinson’s disease and Huntington’s disease.

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

“Fundamental Representations” means the representations and warranties of the Company contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (Capitalization) and 3.5 (No Conflicts; Consents).

“Government Bid” means any offer made by Company, which, if accepted, would result in a Government Contract.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter (a) become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law or (b) are regulated by or for which Liability can be imposed under any Environmental Law.

“Indebtedness” means any of the following: (a) all obligations for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of money; (c) any obligations to pay the deferred purchase price of property or services; (d) any obligations as lessee under leases that have been, or should be, recorded as capitalized leases under GAAP; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities; (g) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts; (h) any obligation secured by a Lien; (i) a guarantee of the obligations of any other Person; (j) any guaranty of any of the foregoing; (k) any accrued interest, fees and charges in respect of any of the foregoing; (l) all issued but uncleared checks issued by the Company; and (m) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“Initial Merger Consideration” means the Parent Common Stock and the Estimated Adjusted Closing Cash.

“Intellectual Property” means all (a) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto (“Patents”), (b) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications and other designations of source, origin, sponsorship, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (“Trademarks”), (c) domain names, URLs and any other addresses for use on the Internet or any other computer network or communication system, (d) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content, rights in fonts and typefaces, and database rights, (e) rights of publicity, rights of privacy, royal warrants and moral rights, (f) know-how, trade secrets, confidential and proprietary information, concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case whether or not known to the public, whether patentable or not and whether or not reduced to practice (“Know-How”), (g) computer programs, proprietary software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (“Software”), (h) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (i) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date and in any jurisdiction throughout the world.

“Knowledge of the Company” or any similar phrase means with respect to any fact or matter, the actual knowledge as of the date of this Agreement of (i) each [***] of the Company, including [***], Ph.D and [***], Ph.D and (ii) [***] concerning (a) the existence of the fact or matter in question and (b) the accuracy of any representation or warranty contained in this Agreement.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Liabilities” means any direct or indirect liabilities, obligations, expenses, Indebtedness, claims, losses, damages, deficiencies, guarantees, endorsements or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property that any Person other than the Company owns and that the Company is permitted to use in the operation of its business, whether or not currently used by the Company.

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

“Lien” means, with respect to any property or asset, any lien (statutory or otherwise), mortgage, pledge, charge, security interest, hypothecation, community property interest, equitable interest, servitude, option, right (including rights of first refusal), restriction (including restrictions on voting, transfer or other attribute of ownership), lease, license, other rights of occupancy, adverse claim, reversion, reverter, preferential arrangement or any other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any change, development, event, effect or occurrence that, individually or in the aggregate, is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party or to the ability of such party to perform its obligations under this Agreement or to consummate the Agreement or any Ancillary Agreements; provided, however, that a Material Adverse Effect shall not include any change, development, event, effect or occurrence resulting from (i) any changes that generally affect the industries in which the Parent or Company operates; (ii) any changes in general economic, financial, political, market or regulatory conditions; or (iii) any changes resulting from compliance with the terms of, or the taking of any action required by, this Agreement.

“Merger Consideration” means an amount equal to the sum of (i) the Initial Merger Consideration and (ii) the Contingent Earn-Out Payments required to be made pursuant to Section 2.7.

“Net Sales” shall mean the gross amount invoiced for sales of an Earn-Out Product in the applicable Field by Parent or its Affiliates to Third Parties, less the following deductions from such gross amounts to the extent attributable to such Earn-Out Product, and to the extent actually incurred, allowed, accrued or specifically allocated:

•	trade, cash and quantity discounts actually given;

•	rebates, retroactive or otherwise, or charge backs actually granted or paid to Governmental Entities, group purchasing organizations or other buying groups, Third Party payors (including managed health care organizations, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, or other health care institutions (including hospitals), Third Party health care administrators or patient assistance or other similar program, or to wholesalers, distributors or other trade customers or trade customers;

•	amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns;

•	reasonable and customary freight, shipping insurance and other transportation charges directly related to the sale of such Earn-Out Product, separately stated on the invoice to the Third Party and to the extent included in such gross amounts;

•	required distribution commissions/fees payable to Third Party wholesalers for distribution of such Earn-Out Product;

•	sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are included in the gross invoice price of such Earn-Out Product, and actually borne by Parent or its Affiliates without reimbursement from any Third Party (but not including taxes assessed against the income derived from such sale); all as determined in accordance with GAAP on a basis consistent with Parent’s or its Affiliate’s annual audited financial statements; and

•	allowances and write-offs for bad debt.

Upon the sale of a unit of Earn-Out Product for consideration that is not a monetary amount, a sale will be deemed to have occurred for a price assessed on the value of whatever consideration has been provided in exchange for the sale. Disposal of an Earn-Out Product for, or use of an Earn-Out Product in, clinical trials or as free samples will not give rise to any deemed sale under this definition. The transfer of Earn-Out Products between or among Parent and its Affiliates for resale (which resale will give rise to Net Sales), or use as free marketing samples, will not be considered a sale. Such amounts will be determined from the books and records of Parent and its Affiliates maintained in accordance with GAAP, consistently applied throughout the organization.

In the event that an Earn-Out Product contains one or more pharmaceutically active ingredient(s) in addition to CERE-110 or CERE-120, or uses a medical device (a “Combination Product”), the Net Sales of any such Combination Product for purposes of the royalty calculation shall be determined in any accounting period by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the average invoiced amount per unit of the Earn-Out Product when sold as a stand-alone Earn-Out Product in finished form in the applicable country and B is the average invoice price of the product(s) containing the other active ingredients or components in such Combination Product sold as stand-alone product(s) in finished form in the applicable country.

In the event that such average invoiced amount or average invoice price, as applicable, cannot be determined for the Earn-Out Product or the other product(s), the determination of Net Sales for purposes of determining royalties for such Combination Product shall be mutually agreed by the parties based on the relative value contributed by each component of the Combination Product (and absent such mutual agreement, such Net Sales shall be determined in accordance with the preceding paragraph). If an Earn-Out Product is bundled or combined with other products, any discounts or other adjustments with respect to such Earn-Out Product shall be allocated pro rata across all products in such bundle based on the non-discounted, non-adjusted price for each such product. For purposes of clarity, once Parent or its Affiliate has made an arm’s length sale to a Third Party resulting in a Net Sale, the subsequent resale from one Third Party to another shall not constitute a Net Sale.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company.

“Parent Common Stock” means 100,000 shares of common stock of the Parent, par value $0.01 per share; provided, however, that in the event of any stock split, combination, reclassification or similar capitalization change, appropriate and proportionate adjustments shall be made to the Parent Common Stock.

“Permits” means any authorization, approval, consent, certificate, declaration, filing, notification, qualification, registration, license, permit or franchise or any waiver of any of the foregoing, of or from, or to be filed with or delivered to, any Governmental Entity, which are necessary for the Company to conduct its business as currently conducted, or by which any of the properties or assets owned or used by the Company is subject.

“Permitted Liens” means (i) liens securing liabilities for which adequate reserves are included in the Financial Statements, to the extent so reserved, and that do not materially interfere with the use of the property or assets subject thereto, (ii) liens for current real or personal property taxes not yet due and payable and with respect to which the Company maintains adequate reserves, (iii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Company’s business or the present or proposed use of the affected property, (iv) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect, (v) purchase money liens and liens securing rental payments under capital lease arrangements, in each case arising in the ordinary course of business of the Company and (vi) any restriction or limitation imposed by this Agreement.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability, worker’s compensation or other insurance, severance, separation, change of control, employment or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pro Rata Share” means, with respect to each Stockholder, a fraction, the numerator of which is the percentage of Company Capital Stock held by such Stockholder immediately prior to the Closing and the denominator of which is the percentage of Company Capital Stock outstanding as of immediately prior to the Closing. The sum of all Stockholders’ Pro Rata Share shall not exceed 100%.

“P2 Agreement” means the engagement agreement, dated November 28, 2011, between the Company and P2 Partners, LLC.

“Registered Intellectual Property” means all Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to the Company, that is subject to registrations, applications for registration, or other filings with or issuances by any Governmental Entity.

“Royalty Period” shall mean that period commencing on the Closing Date and continuing, on a country-by-country and Earn-Out Product-by-Earn-Out Product basis, until expiration of the last Valid Claim of a Patent acquired by Parent claiming CERE-110 or CERE-120, as applicable.

“Stacked Royalty Agreement” means, with respect to an Earn-Out Product, any agreement between the Company and a Third Party in effect as of the Closing or any agreement which Parent or any Affiliate enters with a Third Party, whereby royalties, fees or other payments are to be made by Parent or its Affiliate to a Third Party in connection with the grant of right under intellectual property rights controlled by such Third Party which are necessary to commercialize such Earn-Out Product.

“Subcontractor” shall mean a party that has entered into a Government Contract with Company to provide support, products, or services for the performance of any portion of the substantive project or program under a Government Contract.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Third Party” means any Person other than the Company, Parent, Merger Sub, Stockholders’ Representative or their respective Affiliates.

“Transaction Carve-Out Bonus Plan” means the Ceregene, Inc. 2010 Sale Incentive Plan, effective October 7, 2010, and as amended by Amendment No. 1 to the Ceregene, Inc. 2010 Sale Incentive Plan.

“Valid Claim” shall mean any claim in any unexpired and issued Patent acquired by Parent that has not been disclaimed, revoked or held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal.

“$” means United States dollars.

11.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	3.16

Agreement	Preface

Allocation Certificate	5.7

Applicable Survival Period	9.1(c)

Audited Financial Statements	3.6(a)

Benefit Plan	3.17(a)

Certificates	2.2(d)

Closing	1.2

Closing Date	1.2

COBRA	3.17(c)

Code	Recitals

Company	Preface

Company Capital Stock	3.4(a)

Company Common Stock	3.4(a)

Company Contracts	3.15

Company Disclosure Schedule	Preamble Article III

Company Equity Holders	5.10

Company Preferred Stock	3.4(a)

Company Stockholder	2.1(a)

Company Stockholder Letter Agreements	Recitals

Company Stock Option Plan	2.1(b)

Constituent Corporations	1.1

Contingent Earn-Out Payments	2.7

DGCL	1.1

Dissenting Share Payments	2.9(b)

Dissenting Shares	2.9(a)

Effective Time	1.2

Ending Date	9.1(c)

ERISA	3.17(a)

Escrow Amount	2.2(e)

Estimated Adjusted Closing Cash	7.2(j)

Exchange Agent	2.2(a)

Financial Statements	3.6(a)

FIRPTA Certificate	7.2(l)

GAAP	3.6(a)

Grants	3.9

HIPAA	3.17(c)

Indemnitees	9.2(a)

Indemnitor	9.2(a)

Indemnity Escrow Agent	2.2(e)

Indemnity Escrow Agreement	2.2(e)

Information Statement	6.1(a)

Intellectual Property	3.16(a)

Intellectual Property Rights	3.16(a)(v)

Interim Financial Statements	3.6(a)

Liabilities	3.7

Licensor	3.22(a)

Liens	3.3(a)

Losses	9.3(a)

Merger	1.1

Merger Consideration	2.1(c)(i)

Merger Sub	Preface

Minimum Earn-Out Rate	2.7(b)

Notice	10.1(a)

Notice of Claim	9.4(a)

Parent	Preface

Parent Common Stock	2.1(c)(i)

Parent Disclosure Schedule	Preamble Article IV

Parent Financial Statements	4.5

Parent Indemnitees	9.2(a)

Parent Indemnitor	9.3(a)

Parent Losses	9.2(a)

Parent Representative	5.4

Patents	11.1

Permitted Liens	3.13(b)

Policies	3.20

Public Documents	4.4

Recoupment	9.6

Recoupment Limit	9.6

Regulation D	5.8

Release	3.22(a)(viii)

Release Date	2.3(d)

Required Certificate of Amendment Vote	3.2(d)

Required Company Stockholder Vote	3.2(d)

Reserve	9.11(g)

Securities Act	4.5(a)

Share Price	2.4(b)

Shares	3.4(a)

Stockholder	2.1(a)

Stockholders’ Representative	Preface

Stockholder Indemnitees	9.3(a)

Stockholder Indemnitor	9.2(a)

Stockholder Losses	9.3(a)

Straddle Period	6.6(a)

Surviving Corporation	1.1

Tax Contest	6.6(c)

Third Party Claim	9.4(a)

Third Party Consideration	2.7(a)

Third Party Defense	9.3(b)

Transmittal Letter	2.2(c)

Treasury Shares	2.1(a)(ii)

11.3 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto, duly authorized as of the date first written above.

SANGAMO BIOSCIENCES, INC.

By:	/s/ Edward O. Lanphier II
Name:	Edward O. Lanphier II
Title:	President and Chief Executive Officer

CG ACQUISITION SUB, INC.

By:	/s/ Edward O. Lanphier II
Name:	Edward O. Lanphier II
Title:	Chief Executive Officer

CEREGENE, INC.

By:	/s/ Jeffrey M. Ostrove
Name:	Jeffrey M. Ostrove, Ph.D.
Title:	President and Chief Executive Officer

HAMILTON BIOVENTURE SERVICES, INC.

By:	/s/ Kerry Dance
Name:	Kerry Dance
Title:	President